                            CONNER PERIPHERALS, INC.
                                 Note Agreement
                           Dated as of March 29, 1991

              $80,000,000 Series A Senior Notes due March 30, 1996 $25,000,000 Series B Senior Notes due March 30, 1998

                       FIFTH AMENDMENT TO NOTE AGREEMENT


                                                   Dated as of December 22, 1993


To Each of the Persons Signatory
Hereto as Holders of Notes

Ladies and Gentlemen:

     CONNER PERIPHERALS, INC. (together with its successors and assigns, the "Company"), a Delaware corporation, hereby agrees with you as follows:

1.   PRELIMINARY STATEMENT.

     1.1 The Company entered into those certain separate Note Agreements, each dated as of March 29, 1991 (collectively, as in effect immediately prior to the Effective Date, the "Existing Note Agreement," and, as amended hereby, the "Amended Note Agreement"), with each of The Prudential Insurance Company of America, Principal Mutual Life Insurance Company, Connecticut Mutual Life Insurance Company, CIGNA Property and Casualty Insurance Company, Connecticut General Life Insurance Company, New England Mutual Life Insurance Company, AID Association for Lutherans, and General American Life Insurance Company (individually, a "Purchaser," and collectively, the "Purchasers"), pursuant to which the Company issued and sold to the Purchasers, and the Purchasers purchased from the Company, an aggregate principal amount of Eighty Million Dollars ($80,000,000) of the Company's Series A Senior Notes due March 30, 1996 and Twenty Five Million Dollars ($25,000,000) of the Company's Series B Senior Notes due March 30, 1998 (collectively, as in effect immediately prior to the Effective Date, the "Existing Notes," and as amended hereby, the "Amended Notes").

     1.2 The Existing Note Agreement has been, prior to the Effective Date, and by agreement by the parties thereto, amended pursuant to that certain Waiver and First Amendment to Note Agreement, dated as of February 5, 1992, that certain Second Amendment to Note Agreement, dated as of July 29, 1992, that certain Third Amendment to Note Agreement, dated as of December 18, 1992, that certain Fourth Amendment to Note Agreement, dated as of June 25, 1993, and that certain Assumption Agreement, dated as of August 31, 1992.

     1.3 As of the date hereof, The Prudential Insurance Company of America holds Thirty-Five Million Dollars ($35,000,000) in principal amount of the Existing Notes, Principal Mutual Life Insurance Company holds Twenty-Five Million Dollars ($25,000,000) in principal amount of the Existing Notes, Connecticut General Life Insurance Company holds Forty Million

Dollars ($40,000,000) in principal amount of the Existing Notes, and General American Life Insurance Company holds Five Million Dollars ($5,000,000) in principal amount of the Existing Notes. The Persons signatory hereto as holders of the Notes (the "Holders") are the holders of one hundred percent (100%) of the Existing Notes outstanding as of the Effective Date.

     1.4 The Company and each of the Holders desire to amend and restate in full the Existing Note Agreement and the Existing Notes, and to execute this Amendment (the "Amendment") to effect such amendment and restatement.

     1.5 The terms used herein and not defined herein have the meanings specified in the Amended Note Agreement.

     NOW THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

2.   AMENDMENTS TO THE EXISTING NOTE AGREEMENTS.

     2.1  Amendment to Existing Note Agreement.

     The Existing Note Agreement (including Exhibit A1 and Exhibit A2 thereto, but not including Exhibit B1, Exhibit B2, Exhibit C, Exhibit D, Annex 1, Annex 2, Annex 3 and Annex 4 thereto) is hereby amended and restated in full in the form attached hereto as Exhibit A.

     2.2  Amendment of Existing Notes.

          (a) The form of 8.84% Senior Note due March 30, 1996 attached to the Existing Note Agreement as Exhibit A1 is hereby amended and restated in full in the form attached as Exhibit A1 to the Amended Note Agreement.

          (b) The form of 9.08% Senior Note due March 30, 1998 attached to the Existing Note Agreement as Exhibit A2 is hereby amended and restated in full in the form attached as Exhibit A2 to the Amended Note Agreement.

          (c) All Existing Notes outstanding on the Effective Date are hereby, without any further action being required on the part of the holders thereof or on the part of any other Person, deemed to be conformed to the form of, and have the terms provided in, the Amended Notes attached to the Amended Note Agreement as Exhibit A1 or Exhibit A2, as the case may be.
     The outstanding Amended Notes shall be and are entitled to all of the rights and benefits provided therefor in the Amended Note Agreement. Upon the request of any holder of Notes, made in accordance with paragraph 11D of the Amended Note Agreement, the Company shall deliver, pursuant to paragraph 11D of the Amended Note Agreement, a new Note or Notes, in the form of Exhibit A1 or Exhibit A2 attached to the Amended Note Agreement, as the case may be.

     2.3  Waiver Letter.

     That certain waiver agreement (the "Waiver") among the Company and the Holders, dated as of November 12, 1993, as extended to the date hereof, pursuant to which the Holders waived compliance with certain provisions of the Existing Note Agreement, is hereby made permanent.

     2.4  Understanding Re Definition of Liens.

     The parties hereto agree and acknowledge that Section 4C of those certain separate Note Agreements, dated as of June 1, 1989, in respect of the Company's Series B Senior Notes due 1994, does not constitute or create a "Lien" under and as defined in the Amended Note Agreement.

3.   WARRANTIES AND REPRESENTATIONS.

     To induce the Holders to enter into this Amendment, the Company warrants and represents to the Holders that as of the Effective Date:

     3.1  Organization, Existence and Authority.

     Each of the Company and the Restricted Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation. The Company has all requisite power and authority to execute and deliver this Amendment and the Amended Notes.

     3.2  Authorization, Execution and Enforceability.

     The execution and delivery by the Company of this Amendment and the performance by the Company of its obligations hereunder and under the Amended Note Agreement and the Amended Notes have been duly authorized by all necessary corporate action on the part of the Company. This Amendment has been duly executed and delivered by the Company and this Amendment, the Amended Note Agreement and the Amended Notes (the "Transaction Documents"), are valid and binding obligations of the Company, enforceable in accordance with their respective terms.

     3.3  No Conflicts or Defaults.

     Neither the execution and delivery by the Company of this Amendment, nor the performance by the Company of its obligations under the Transaction Documents, conflicts with, results in any breach in any of the provisions of, constitutes a default under, violates or results in the creation of any Lien upon any Property of the Company or any Subsidiary under the provisions of:

          (a) any charter document or the bylaws of the Company or any of the Subsidiaries;

          (b) any agreement, instrument or conveyance to which the Company or any of the Subsidiaries or any of their respective Properties may be bound or affected; or

          (c) any statute, rule or regulation or any order, judgment or award of any court, tribunal or arbitrator by which the Company or any of the Subsidiaries or any of their respective Properties may be bound or affected.

     3.4  Governmental Consent.

     Neither the execution and delivery by the Company of this Amendment or the Amended Notes, nor the performance by the Company of its obligations under the Transaction Documents, is such as to require a consent, approval or authorization of, or filing, registration or qualification with, any governmental authority on the part of any one or more of the Company and the Subsidiaries as a condition thereto under the circumstances and conditions contemplated by this Amendment.

     3.5  Disclosure of Defaults under Existing Note Agreement.

     After giving effect to the Waiver, no event has occurred and no condition exists that would constitute a Default or an Event of Default under the Existing Note Agreement, and no event has occurred and no condition exists that would constitute a Default or an Event of Default under the Amended Note Agreement.

4.   CONDITIONS PRECEDENT TO THIS AMENDMENT.

     The amendment of the Existing Note Agreement and the Existing Notes provided for in Section 2 hereof shall not become effective until a counterpart of the certificate attached hereto as Exhibit B shall have been executed and delivered by each of the Holders to the Company, on or prior to December 22, 1993 (the date of such satisfaction being herein referred to as the "Effective Date"). The Holders shall not deliver such certificate until the following conditions precedent have been satisfied in the opinion of the Holders.

     4.1  No Default; Representations And Warranties True.

     No Default or Event of Default under the Amended Note Agreement shall exist and the warranties and representations set forth in Section 3 hereof shall be true and correct on the Effective Date.

     4.2  Authorization of Transactions.

     The Company shall have authorized, by all necessary corporate action, the execution and delivery of this Amendment and each of the other documents and instruments executed and delivered in connection herewith and the performance of all obligations of, and the satisfaction of all conditions precedent pursuant to this Section 4 by, and the consummation of all transactions contemplated by this Amendment by, the Company. The Holders shall have received a certificate, in form and substance satisfactory to the Holders certifying the adoption of resolutions of the board of directors of the Company authorizing such execution, delivery, performance, satisfaction and consummation, which resolutions shall be attached to such certificate and shall be in full force and effect. The certificate shall indicate that there has been no resolution passed by the board of directors of the Company which conflicts with, amends or rescinds such resolutions.

     4.3  Payment of Restructuring Fee.

     The Company shall have paid to the Holders on the Effective Date, by wire transfer of immediately available funds, an aggregate amount of One Hundred Five Thousand Dollars ($105,000) as a restructuring fee in respect of the transactions contemplated by this Amendment. Such payment shall be divided among and paid to each of the Holders in proportion, as nearly as practicable, to the respective unpaid principal amount of Existing Notes held by each Holder at such time, in the manner provided in the Existing Note Agreement for the payment of principal.

     4.4  Execution of Documents and Agreements.

     The Company shall have entered into a binding commitment (the "Commitment") with Bank of America whereby the Bank of America has agreed to arrange a revolving loan facility (the "Revolving Loan") for the Company for a period of not less than two (2) years from the Effective Date and in an amount of not less than Fifty Million Dollars ($50,000,000). The Company shall have delivered to each Holder a true and correct copy of the executed commitment with respect to such revolving loan facility as in effect on the Effective Date, which shall be in form and substance satisfactory to the Holders.

     4.5  Arcada Holdings, Inc.

     The Company shall have provided you with a true and correct copy of that certain Letter of Intent dated as of December 13, 1993, as in effect on the Effective Date, which Letter of Intent correctly describes the transactions related to the acquisition of Quest Development Corporation by Arcada Holdings, Inc., the formation and capitalization of Arcada Holdings, Inc. and the related material transactions.

     4.6  Expenses.

     The Company shall have paid all costs and expenses of the Holders relating to this Amendment and the Waiver, in accordance with paragraph 11B of the Existing Note Agreement.

     4.7  Proceedings Satisfactory.

     All proceedings taken in connection with this Amendment and all documents and papers relating thereto shall be satisfactory to the Holders and their special counsel. The Holders and their special counsel shall have received copies of such documents and papers as they may reasonably request in connection therewith, in form and substance satisfactory to them.

5.   CONDITION SUBSEQUENT.

     The amendment of the Existing Note Agreement and the Existing Notes provided for in Section 2 hereof shall terminate and be of no force or effect on and after January 31, 1994, unless on or prior to such date, the Revolving Loan shall have become effective on substantially the same terms as provided in the Commitment, and the Company shall have delivered to each Holder a true and correct copy of the agreement constituting the Revolving Loan as in effect at the time of such delivery.

6.   WAIVER AND AFFIRMATION OF OBLIGATIONS.

     The terms of this Amendment shall not operate as a waiver by the Holders of, or otherwise prejudice the Holders' rights, remedies or powers under, the Existing Note Agreement, the Existing Notes or under applicable law, except to the extent provided herein. Except as expressly provided herein and in the Amended Note Agreement and the Amended Notes:

          (a) no terms and provisions of any agreement (including, without limitation, the Existing Note Agreement and the Existing Notes) are modified or changed by this Amendment; and

          (b) the terms and provisions of the Existing Note Agreement and the Existing Notes shall continue in full force and effect.

The Company hereby acknowledges and affirms all of its obligations and duties under the Amended Note Agreement and the Amended Notes.

7.   MISCELLANEOUS.

     7.1  Section Headings, etc.

     The titles of the Sections appear as a matter of convenience only, do not constitute a part hereof and shall not affect the construction hereof. The words "herein," "hereof," "hereunder" and "hereto" refer to this Amendment as a whole and not to any particular Section or other subdivision.

     7.2  Governing Law.

     THIS AMENDMENT AND THE AMENDED NOTES SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, INTERNAL NEW YORK LAW.

     7.3  Duplicate Originals; Execution in Counterpart.

     Two or more duplicate originals of this Amendment may be signed by the parties, each of which shall be an original but all of which together shall constitute one and the same instrument. This Amendment may be executed in one or more counterparts and shall be effective when at least one counterpart shall have been executed by each party hereto, and each set of counterparts which, collectively, show execution by each party hereto shall constitute one duplicate original.

     7.4  Waivers and Amendments.

     Neither this Amendment nor any term hereof may be changed, waived, discharged or terminated orally, or by any action or inaction, but only by an instrument in writing signed by each of the parties signatory hereto. The terms and provisions of the Amended Note Agreement and the Amended Notes may be further amended or modified in accordance with the provisions of the Amended Note Agreement.

     7.5  Successors and Assigns.

     This Amendment shall inure to the benefit of and be binding upon the successors and assigns of each of the parties hereto. The provisions hereof are intended to be for the benefit of all holders, from time to time, of Notes, and shall be enforceable by any such holder, whether or not an express assignment to such holder of rights hereunder shall have been made by you or your successor or assign.

     7.6  Entire Agreement.

     This Amendment constitutes the final written expression of all of the terms hereof and is a complete and exclusive statement of those terms.

     [Remainder of Page Intentionally Blank.  Next Page is Signature Page]

     If this Amendment is satisfactory to you, please so indicate by signing the acceptance at the foot of a counterpart hereof and returning such counterpart to the Company, whereupon this Amendment shall become binding between us in accordance with its terms.

                                    CONNER PERIPHERALS, INC.



                                    By:  /s/ P. Jackson Bell
                                       ---------------------------------------

                                         Name:

                                         Title:


Agreed and Accepted by the Holders of the Notes:
THE PRUDENTIAL INSURANCE COMPANY OF AMERICA


By:  /s/ The Prudential Insurance Company of America
   ---------------------------------------

     Name:

     Title:


PRINCIPAL MUTUAL LIFE INSURANCE COMPANY


By:  /s/ Principal Mutual Life Insurance Company
   ---------------------------------------

     Name:

     Title:



By:  /s/ Principal Mutual Life Insurance Company
   ---------------------------------------

     Name:

     Title:


[SIGNATURE PAGE to AMENDMENT NO. 5, dated as of DECEMBER 22, 1993, to CONNER PERIPHERALS, INC.'S NOTE AGREEMENT dated as of MARCH 29, 1991].

CIG & CO.
c/o CIGNA Investments, Inc.



 By: /s/ CIG & CO
   ---------------------------------------

     Name:

     Title:


GENERAL AMERICAN LIFE INSURANCE COMPANY


By:  /s/ General American Life Insurance Company
   ---------------------------------------

     Name:

     Title:


[SIGNATURE PAGE to AMENDMENT NO. 5, dated as of DECEMBER 22, 1993, to CONNER PERIPHERALS, INC.'S NOTE AGREEMENT dated as of MARCH 29, 1991].

                                                                       EXHIBIT A
                                                              TO AMENDMENT NO. 5


                      AMENDED AND RESTATED NOTE AGREEMENT

                     [Exhibit A begins on the next page]




                                 Exhibit A-1

================================================================================



                          CONNER PERIPHERALS, INC.


                          ------------------------

                               NOTE AGREEMENT

                          ------------------------


                         Dated as of March 29, 1991
                                as amended by
 Waiver and First Amendment to Note Agreement, dated as of February 5, 1992
        Second Amendment to Note Agreement, dated as of July 29, 1992
      Third Amendment to Note Agreement, dated as of December 18, 1992
        Fourth Amendment to Note Agreement, dated as of June 25, 1993
      Fifth Amendment to Note Agreement, dated as of December 22, 1993
              Assumption Agreement, dated as of August 31, 1992



            $80,000,000 Series A Senior Notes Due March 30, 1996
            $25,000,000 Series B Senior Notes Due March 30, 1998


================================================================================




                                 Exhibit A-2

                              TABLE OF CONTENTS
                           (Not Part of Agreement)

                                                                            PAGE
1.   AUTHORIZATION OF ISSUE OF NOTES......................................   1

2.   PURCHASE AND SALE OF NOTES...........................................   2

3.   CONDITIONS OF CLOSING................................................   2
     3A.    Opinion of Purchaser's Special Counsel........................   2
     3B.    Opinion of Company's Counsel..................................   2
     3C.    Representations and Warranties; No Default....................   2
     3D.    Sale of Notes to Other Purchasers.............................   2
     3E.    Purchase Permitted by Applicable Laws.........................   3
     3F.    Private Placement Number......................................   3
     3G.    Closing Expenses..............................................   3
     3H.    Proceedings...................................................   3

4.   PREPAYMENTS..........................................................   3
     4A.    Required Prepayments..........................................   3
     4B.    Optional Prepayment With Yield-Maintenance Amount.............   4
     4C.    Notice of Optional Prepayment.................................   4
     4D.    Partial Payments Pro Rata.....................................   4
     4E.    Required Prepayments Upon Change in Control...................   4
     4F.    Retirement of Notes...........................................   5

5.   AFFIRMATIVE COVENANTS................................................   5
     5A.    Financial Statements..........................................   5
     5B.    Inspection of Property........................................  10
     5C.    Covenant to Secure Note Equally...............................  11
     5D.    ERISA Compliance..............................................  11
     5E.    Payment of Taxes and Claims...................................  11
     5F.    Maintenance of Properties and Corporate Existence.............  12
     5G.    Payment of Notes and Maintenance of Office....................  13

6.   NEGATIVE COVENANTS...................................................  13
     6A.    Consolidated Tangible Net Worth...............................  13
     6B.    Consolidated Debt.............................................  14
     6C.    Consolidated Fixed Charges; Consolidated Net Income...........  16
     6D.    Liens.........................................................  16
     6E.    Sale/Leaseback Transactions...................................  19
     6F.    Restricted Subsidiary Debt and Preferred Stock................  20
     6G.    Merger and Consolidation; Sale of Assets......................  20
     6H.    Permitted Investments.........................................  24
     6I.    Transactions with Affiliates..................................  29
     6J.    Line of Business..............................................  29
     6K.    Designation of Subsidiaries...................................  29
     6L.    Private Offering..............................................  29
     6M.    Subordinated Debt.............................................  29





                                Exhibit A-ii

                          (Not Part of Agreement)

                                                                            PAGE
     6N.    Liquidity Coverage............................................  31
     6O.    Restricted Payments...........................................  31
     6P.    Accounting Period.............................................  31

7.   EVENTS OF DEFAULT....................................................  31
     7A.    Acceleration..................................................  31
     7B.    Other Remedies................................................  34
     7C.    Annulment of Acceleration of Notes............................  34

8.   REPRESENTATIONS AND WARRANTIES.......................................  35
     8A.    Corporate Organization and Authority; Compliance with Law.....  35
     8B.    Conflicting Agreements and Other Matters......................  36
     8C.    Sale is Legal and Authorized; Notes are Enforceable...........  36
     8D.    Financial Statements..........................................  36
     8E.    Material Adverse Change.......................................  37
     8F.    Actions Pending...............................................  37
     8G.    Outstanding Debt..............................................  37
     8H.    Taxes.........................................................  37
     8I.    Title to Properties; Patents and Copyrights...................  37
     8J.    Environmental Compliance......................................  38
     8K.    ERISA.........................................................  38
     8L.    No Defaults...................................................  39
     8M.    Regulation G, etc.............................................  39
     8N.    Offering of Notes.............................................  39
     8O.    Governmental Consent..........................................  39
     8P     Certain Laws..................................................  40
     8Q.    Disclosure....................................................  40
     8R.    No Unrestricted Subsidiaries..................................  41

9.   REPRESENTATIONS OF THE PURCHASER.....................................  41

10.  DEFINITIONS..........................................................  41
     10A.   Yield-Maintenance Terms.......................................  41
     10B.   Other Terms...................................................  43

11.  MISCELLANEOUS........................................................  61
     11A.   Note Payments.................................................  61
     11B.   Expenses......................................................  61
     11C.   Consent to Amendments.........................................  61
     11D.   Form, Registration, Transfer and Exchange of
            Notes; Lost Notes.............................................  62
     11E.   Persons Deemed Owners; Participations.........................  63
     11F.   Survival of Representations and Warranties; Entire
            Agreement.....................................................  63
     11G.   Successors and Assigns........................................  63
     11H.   Disclosure to Other Persons...................................  63




                               Exhibit A-iii

                          (Not Part of Agreement)

                                                                            PAGE
     11I.   Notices.......................................................  64
     11J.   Descriptive Headings..........................................  65
     11K.   Governing Law.................................................  65
     11L.   Counterparts..................................................  65

Annex 1      --  Purchaser Schedule
Annex 2      --  Information as to Company
Annex 3      --  Payment Instructions at Closing
Annex 4      --  Subordination Provisions
Exhibit A1   --  Form of Series A Senior Note Due March 30, 1996
Exhibit A2   --  Form of Series B Senior Note Due March 30, 1998
Exhibit B1   --  Form of Special Counsel Opinion
Exhibit B2   --  Form of Company Opinion
Exhibit C    --  Form of Officers' Certificate
Exhibit D    --  Form of Secretary's Certificate




                                Exhibit A-iv

                          CONNER PERIPHERALS, INC.


                               Note Agreement


                 $80,000,000 Senior Notes Due March 30, 1996
                 $25,000,000 Senior Notes Due March 30, 1998

                                                    Dated as of March 29, 1991
                                          as amended through December 22, 1993



[Separately addressed to each of the
Purchasers listed on Annex 1 attached hereto]


Ladies and Gentlemen:


     The undersigned, CONNER PERIPHERALS, INC., a California corporation (together with its successors and assigns, including, as of August 31, 1992, Conner Peripherals, Inc. a Delaware corporation as successor by merger to Conner Peripherals, Inc. a California corporation, the "Company"), hereby agrees with you as follows:

     1.   AUTHORIZATION OF ISSUE OF NOTES.

     (i)  Authorization of Notes.  The Company will authorize the issue of:

          (a) Eighty Million Dollars ($80,000,000) in aggregate principal amount of its and Series A Senior Notes due March 30, 1996 (the "Series A Notes"); and

          (b) Twenty-Five Million Dollars ($25,000,000) in aggregate principal amount of its Series B Senior Notes due March 30, 1998 (the "Series B Notes") (the Series A Notes and the Series B Notes are referred to in this Agreement collectively as the "Notes").

     (ii)  Provisions.

          (a) Each Series A Note shall bear interest as provided therein, mature on March 30, 1996; and be in the form of the Note set out in Exhibit A1 to this Agreement.




                                 Exhibit A-1

          (b) Each Series B Note shall bear interest as provided therein, mature on March 30, 1998 and be in the form of the Note set out in Exhibit A2 to this Agreement.

The term "Notes" as used in this Agreement shall include each Note delivered pursuant to any provision of this Agreement or the Other Note Agreements referred to in paragraph 2 of this Agreement and each Note delivered in substitution or exchange for any such Note pursuant to any such provision.

     2. PURCHASE AND SALE OF NOTES. The Company hereby agrees to sell to you and, subject to the terms and conditions set forth in this Agreement, you agree to purchase from the Company the aggregate principal amount of Notes set forth opposite your name in the Purchaser Schedule attached to this Agreement as Annex 1, at 100% of such aggregate principal amount. The Company will deliver to you, at the offices of Hebb & Gitlin, a professional corporation, One State Street, Hartford, Connecticut 06103, one or more Notes registered in your name, evidencing the aggregate principal amount of Notes to be purchased by you and in the denomination or denominations specified with respect to you in Annex 1 to this Agreement, against payment of the purchase price thereof by transfer of immediately available funds as directed by the Company on Annex 3 to this Agreement on the date of closing, which shall be April 1, 1991 (the "Closing Date"). Concurrently with the execution and delivery of this Agreement, the Company is entering into other Note Agreements (the "Other Note Agreements") identical with this Agreement (except as to the identity of the purchaser and the principal amount of Notes to be purchased) with the other purchasers (the "Other Purchasers") named in Annex 1 to this Agreement. The sale to you and the sales to the Other Purchasers are to be separate and several sales.

     3. CONDITIONS OF CLOSING. Your obligation to purchase and pay for the Notes to be purchased by you hereunder is subject to the satisfaction, on or before the Closing Date, of the following conditions:

     3A. Opinion of Purchaser's Special Counsel. You shall have received from Hebb & Gitlin, a professional corporation, which is acting as special counsel for you in connection with this transaction, a favorable opinion satisfactory to you and substantially in the form of Exhibit B1 to this Agreement.

     3B. Opinion of Company's Counsel. You shall have received from Wilson, Sonsini, Goodrich & Rosati, special counsel for the Company, a favorable opinion satisfactory to you and substantially in the form of Exhibit B2 to this Agreement.

     3C. Representations and Warranties; No Default. The representations and warranties contained in paragraph 8 of this Agreement shall be true on and as of the Closing Date, except to the extent of changes caused by the transactions contemplated in this Agreement; there shall exist on the Closing Date no Event of Default or Default; and you shall have received a certificate dated the Closing Date and signed by the President, a Vice-President or the Treasurer of the Company, substantially in the form of Exhibit C to this Agreement, certifying to both such effects, and a certificate dated the Closing Date and signed by the Secretary or an Assistant Secretary of the Company, substantially in the form of Exhibit D to this Agreement, with respect to the matters therein set forth.




                                 Exhibit A-2

     3D. Sale of Notes to Other Purchasers. The Company shall have sold to the Other Purchasers the Notes to be purchased by them on the Closing Date and shall have received payment in full therefor.

     3E. Purchase Permitted by Applicable Laws. The offer, purchase and sale of, and payment for, the Notes to be purchased by you on the Closing Date on the terms and conditions provided in this Agreement (including the use of the proceeds of such Notes by the Company) shall not violate any applicable law or governmental regulation (including, without limitation, Section 5 of the Securities Act or Regulation G, T or X of the Board of Governors of the Federal Reserve System) and shall not subject you to any tax, penalty, liability or other onerous condition under or pursuant to any applicable law or governmental regulation, and you shall have received such certificates or other evidence as you may request to establish compliance with this condition.

     3F. Private Placement Number. The Company shall have obtained a private placement number for each series of the Notes from the CUSIP Division of Standard & Poor's Corporation.

     3G. Closing Expenses. The Company shall have paid the statement for fees and disbursements of the special counsel to you and the Other Purchasers presented on the Closing Date.

     3H. Proceedings. All corporate and other proceedings taken or to be taken in connection with the transactions contemplated hereby and all documents incident to this Agreement shall be satisfactory in substance and form to you, and you shall have received all such counterpart originals or certified or other copies of such documents as you may reasonably request.

     4. PREPAYMENTS. The Notes shall be subject to prepayment with respect to the required prepayments specified in paragraph 4A of this Agreement and also under the circumstances set forth in paragraph 4B and paragraph 4E of this Agreement.

     4A.  Required Prepayments.

          (i) Series A Notes. Until the Notes shall be paid in full, the Company shall apply to the prepayment of the Series A Notes, without premium, the sum of $26,667,000 on March 30 in each of 1994 and 1995, and such principal amounts of the Notes, together with interest thereon to the prepayment dates, shall become due on such prepayment dates. The remaining $26,666,000 principal amount of the Series A Notes, together with interest accrued thereon, shall become due on the maturity date of the Series A Notes.

          (ii) Series B Notes. Until the Notes shall be paid in full, the Company shall apply to the prepayment of the Series B Notes, without premium, the sum of $5,000,000 on March 30 in each of the years 1994 through 1997, inclusive, and such principal amounts of the Notes, together with interest thereon to the prepayment dates, shall become due on such prepayment dates. The remaining $5,000,000




                                 Exhibit A-3
     principal amount of the Series B Notes, together with interest accrued thereon, shall become due on the maturity date of the Series B Notes.

          (iii) Application of Other Prepayments. Each prepayment of any Note pursuant to paragraph 4E of this Agreement shall reduce pro rata the prepayments becoming due after such prepayment and payments at maturity required by paragraph 4A(i) and paragraph 4A(ii) of this Agreement in respect of all Notes of the same series as such Note, such pro rata reduction to be determined by multiplying any such prepayment or payment by the quotient of the principal amount of the Note so prepaid divided by the principal amount of Notes of the same series outstanding immediately prior to such prepayment. Any prepayment of Notes pursuant to paragraph 4B of this Agreement shall be applied first, to the amount due on the maturity date of the Notes and second, to the mandatory prepayments applicable to the Notes, as set forth in this paragraph 4A, in the inverse order of the maturity thereof.

     4B. Optional Prepayment With Yield-Maintenance Amount. The Notes shall be subject to prepayment, in whole at any time or from time to time in part (in a minimum aggregate principal amount of $1,000,000 or integral multiples of $100,000 in excess thereof, or if the aggregate principal amount of Notes outstanding is less than $1,000,000, then such lesser aggregate principal amount), at the option of the Company, at 100% of the principal amount so to be prepaid plus interest thereon to the prepayment date and the Yield-Maintenance Amount, if any, with respect to each such Note.

     4C. Notice of Optional Prepayment. The Company shall give the holder of each Note irrevocable written notice of any prepayment to be made pursuant to paragraph 4 of this Agreement not less than 10 Business Days prior to the prepayment date, specifying such prepayment date and the principal amount of the Notes, and of the Notes held by such holder, to be prepaid on such date and stating that such prepayment is to be made pursuant to paragraph 4B of this Agreement. Notice of prepayment having been given as aforesaid, the principal amount of the Notes specified in such notice, together with interest thereon to the prepayment date and together with the premium, if any, provided in this Agreement, shall become due and payable on such prepayment date.

     4D. Partial Payments Pro Rata. Upon any partial prepayment of Notes, the principal amount so prepaid shall be allocated to all Notes at the time outstanding in proportion to the respective aggregate principal amounts of Notes then outstanding.

     4E.  Required Prepayments Upon Change in Control.

          (i) Notice. In the event that the Company obtains actual knowledge of a Change in Control, the Company shall, within 5 Business Days of obtaining such knowledge, give written notice of such Change in Control to each holder of Notes and, simultaneously with the sending of such notice, use reasonable efforts to give telephonic advice of such Change in Control to the investment officer of each such holder specified in Annex 1 to this Agreement (as supplemented by written notice from each such holder). Each such notice shall contain a description, in reasonable detail, of such Change in Control.




                                 Exhibit A-4

          (ii) Consolidated Debt. If on any day during the period of twelve complete consecutive calendar months commencing immediately after a Change in Control, Consolidated Debt, determined as of such day, shall exceed 125% of Consolidated Tangible Net Worth, determined as of such day, the Company shall, within 5 Business Days after such day, give written notice of such fact to each holder of Notes and, simultaneously with the sending of such notice, use reasonable efforts to give telephonic advice of such fact to the investment officer of each such holder specified in Annex 1 to this Agreement (as supplemented by written notice from each such holder). Such written notice (the "Offer Notice") shall contain and constitute an irrevocable offer to prepay all, but not less than all, the Notes held by such holder.

          (iii) Offer to Purchase. To accept such offered prepayment, a holder of Notes shall cause a written notice of such acceptance with respect to all, but not less than all, the Notes held by such holder (which acceptance will be irrevocable) to be delivered to the Company not later than the 90th day following its receipt of the Offer Notice whereupon such offered prepayment shall be due and payable on the 10th Business Day following delivery of such acceptance to the Company (the date of such prepayment being referred to as the "Control Prepayment Date"). Such offered prepayment shall be made at 100% of the principal amount of Notes so to be prepaid, plus interest thereon to the Control Prepayment Date and the Yield-Maintenance Amount, if any, with respect to such Notes.

     4F. Retirement of Notes. The Company shall not, and shall not permit any of the Subsidiaries or Affiliates to, prepay or otherwise retire in whole or in part prior to their respective stated final maturities (other than by prepayment pursuant to paragraph 4A, paragraph 4B or paragraph 4E of this Agreement or the Other Note Agreements or upon acceleration of such final maturity pursuant to paragraph 7A of this Agreement or the Other Note Agreements), or purchase, or otherwise acquire, directly or indirectly, Notes held by any Person. Any Notes so prepaid or otherwise retired by the Company shall not be deemed to be outstanding for any purpose under this Agreement (including, without limitation, any determination of the "Required Holders").

     5.   AFFIRMATIVE COVENANTS.

     5A. Financial Statements. The Company covenants that it will deliver to each holder of Notes (except with respect to the information referred to in clause (viii) below which shall only be delivered to Significant Holders of Notes) in duplicate:

          (i) as soon as available and in any event within 90 days after the end of each fiscal year (except in the case of subclause (c), as to which the period shall be 120 days after the end of such fiscal year),

               (a) consolidated statements of income and cash flows of the Company and the Subsidiaries for such year, and a consolidated balance sheet of the Company and the Subsidiaries as at the end of such year, setting forth in each case in comparative form corresponding consolidated figures from the preceding fiscal year, all in reasonable detail and accompanied by the unqualified opinion

                                Exhibit A-5
of independent certified public accountants of recognized national standing selected by the Company,

               (b) consolidating statements of income and cash flows of the Company and the Subsidiaries for such year, and consolidating balance sheets of the Company and the Subsidiaries as at the end of such year, all in reasonable detail; provided that such financial statements shall not be required to be delivered if financial statements for the same dates and periods are delivered pursuant to subclause (c) of this clause (i), and

               (c) consolidated statements of income and cash flows of the Company and the Restricted Subsidiaries for such year, and a consolidated balance sheet of the Company and the Restricted Subsidiaries as at the end of such year, setting forth in each case in comparative form corresponding consolidated figures from the preceding fiscal year, all in reasonable detail and reviewed in accordance with generally accepted auditing standards by independent public accountants of recognized national standing selected by the Company whose report on such review shall state that such accountants are not aware of any material modifications that should be made to such financial statements in order for them to be in conformity with generally accepted accounting principles; provided that such financial statements shall not be required to be delivered if no Material Unrestricted Subsidiaries exist as of the end of the period covered by such financial statements;

          (ii) as soon as available and in any event within 45 days after the end of each quarterly period (other than the last quarterly period) in each fiscal year,

               (a) consolidated statements of income and cash flows of the Company and the Subsidiaries for such quarterly period and for the period from the beginning of the current fiscal year to the end of such quarterly period, and a consolidated balance sheet of the Company and the Subsidiaries as at the end of such quarterly period, setting forth in each case in comparative form figures for the corresponding periods in the preceding fiscal year, all in reasonable detail, subject to changes resulting from year-end adjustments,

               (b) consolidating statements of income and cash flows of the Company and the Subsidiaries for such quarterly period and for the period from the beginning of the current fiscal year to the end of such quarterly period, and consolidating balance sheets of the Company and the Subsidiaries as at the end of such quarterly period, subject to changes resulting from year-end adjustments, all in reasonable detail; provided that such financial statements shall not be required to be delivered if financial statements for the same dates and periods are delivered pursuant to subclause (c) of this clause (ii), and

               (c) consolidated statements of income and cash flows of the Company and the Restricted Subsidiaries for such quarterly period and for the period from the beginning of the current fiscal year to the end of such quarterly period, and a consolidated balance sheet of the Company and the Restricted Subsidiaries

                                 Exhibit A-6
          as at the end of such quarterly period, setting forth in each case in comparative form figures for the corresponding periods in the preceding fiscal year, all in reasonable detail, subject to changes resulting from year-end adjustments; provided that such financial statements shall not be required to be delivered if no Material Unrestricted Subsidiaries exist as of the end of the period covered by such financial statements;

          (iii) together with each set of financial statements delivered pursuant to clause (i) and clause (ii) of this paragraph 5A, a certificate of a Responsible Officer,

               (a) stating that (I) the accompanying financial statements described in clause (a) of clause (i) or clause (ii), as the case may be, of this paragraph 5A, present fairly the financial position and results of operations of the companies being reported on, in accordance with generally accepted accounting principles subject, in the case of interim financial statements, to the absence of footnotes and changes resulting from year-end adjustments, and (II) with respect to the accompanying financial statements described in clause
          (c) of clause (i) or clause (ii), as the case may be, of this paragraph 5A (if such financial statements are required to be delivered), such officer is not aware of any material modifications that should be made to such financial statements in order for them to be in conformity with generally accepted accounting principles subject, in the case of interim financial statements, to the absence of footnotes and changes resulting from year-end adjustments,

               (b) stating that no Default or Event of Default then exists, or if a Default or Event of Default exists, disclosing the nature and period of existence of each such Default or Event of Default, and describing all actions the Company has taken and intends to take in respect to each such Default and Event of Default,

               (c) certifying compliance, as of the last day of the period to which such financial statements relate, with paragraph 6A, paragraph 6B, paragraph 6C, paragraph 6D(xv), paragraph 6E, paragraph 6F, paragraph 6G(ii), and paragraph 6H(xx) of this Agreement, and setting forth in reasonable detail the calculations necessary to demonstrate such compliance, in a form reasonably acceptable to the Required Holders,

               (d)  either

                    (I) stating that, during the period of eight consecutive
               fiscal quarters of the Company most recently ended as of the date of such certificate (the "Two Year Period"), the Company and the Restricted Subsidiaries have not consummated any Transfer subject to paragraph 6G(ii)(d) which requires any deduction pursuant to subclause (cc) of paragraph 6G(ii)(d)(I) or paragraph 6G(ii)(d)(II) in order for such Transfer to be in compliance with paragraph 6G(ii) or

                    (II) (aa) containing a brief description of all Transfers consummated during the Two Year Period as to which such

                                 Exhibit A-7
                    deduction was necessary in order for such compliance to be achieved,

                          (bb) setting forth the respective dates on which such
                    Transfers were consummated,

                          (cc) setting forth the respective amounts required to
                    be so deducted in respect of such Transfers, and

                          (dd) setting forth a brief description of the
                    application of any of the amounts referred to in the foregoing subclause (cc) to the purposes identified in subclause (cc) of paragraph 6G(ii)(d)(I) and paragraph 6G(ii)(d)(II); and

               (e)  the notice, if any, required by paragraph 6B(iii);

          (iv) within five days of a Responsible Officer obtaining knowledge of an Event of Default or Default, a certificate of a Responsible Officer specifying the nature and period of existence thereof and what action the Company has taken and proposes to take with respect to such Default or Event of Default;

          (v) promptly upon transmission thereof, copies of all such financial statements, proxy statements, notices and reports as it sends to its public stockholders generally, copies of all final registration statements on Form S-1 or Form S-3 (without exhibits) or their successor forms relating to offerings of debt or equity Securities on behalf of the Company, and copies of all Form 10-Ks, Form 10-Qs, and Form 8-Ks or their successor forms, and all amendments to such forms, that the Company files with the Securities and Exchange Commission (or any governmental body or agency succeeding to the functions of the Securities and Exchange Commission);

          (vi) promptly upon receipt thereof by the Company, a copy of the final management letter, if any, submitted by the Company's independent accountants in connection with any annual audit made by them of the books of the Company and the Subsidiaries;

          (vii) promptly upon the request of any holder of Notes, any information required to be delivered (to the extent not already delivered to such holder pursuant to the other requirements of this paragraph 5A) to any transferee of Notes by Rule 144A (17 C.F.R. (S) 230.144A) under the Securities Act (or any successor provision) as a condition to the transfer of any Note pursuant to such Rule;

          (viii) subject to the second and third provisos to paragraph 5B of this Agreement, with reasonable promptness, such other financial data as any Significant Holder of Notes may reasonably request (including, without limitation, a copy of each report, in addition to those referred to in clauses (i) and (vi) of this paragraph 5B, submitted to the Company or any Subsidiary by independent accountants in connection with any annual, interim or special audit made by them of the books of the Company or any Subsidiary);

                                 Exhibit A-8

          (ix)  immediately upon becoming aware of the occurrence of any

               (a) material "reportable event" (as such term is defined in Section 4043 of ERISA), or

               (b) "prohibited transactions" (as such term is defined in Section 406 or Section 4975 of the IRC)

     in connection with any Pension Plan or any trust created thereunder, a certificate of the a Responsible Officer specifying the nature thereof, what action the Company is taking or proposes to take with respect thereto, and, when known, any action taken by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto;

          (x)  prompt written notice and a description of

               (a) any failure to make a contribution to a Pension Plan if such failure has given rise to a Lien pursuant to Section 302(f)(1) of ERISA, or

               (b) any request pursuant to Section 303 of ERISA or Section 412 of the IRC for, or notice of the granting pursuant to said Section 303 or Section 412 of, a waiver in respect of all or part of the minimum funding standard set forth in ERISA or the IRC, as the case may be, of any Pension Plan, and, in connection with the granting of any such waiver, the amount of any waived funding deficiency (as such term is defined in said Section 303 or said Section 412) and the terms of such waiver; and

          (xi)  prompt written notice of and, where applicable, a description of

               (a) any notice from the PBGC in respect of the commencement of any proceedings pursuant to Section 4042 of ERISA to terminate any Pension Plan or for the appointment of a trustee to administer any Pension Plan,

               (b)  any distress termination notice delivered to the PBGC under
          Section 4041 of ERISA in respect of any Pension Plan, and any determination of the PBGC in respect thereof,

               (c) the placement of any Multiemployer Plan in reorganization status under Title IV of ERISA,

               (d) any Multiemployer Plan becoming "insolvent" (as such term is defined in Section 4245 of ERISA under Title IV of ERISA),

               (e) the whole or partial withdrawal of the Company or any ERISA Affiliate from any Multiemployer Plan and the withdrawal liability incurred in connection therewith, and

                                 Exhibit A-9

               (f) the withdrawal of the Company or any ERISA Affiliate from any Pension Plan with respect to which it is a "substantial employer" under, and as defined in, ERISA and the withdrawal liability under ERISA incurred in connection therewith.

     Together with each delivery of financial statements required by clause (i)
     (a) above, the Company will deliver to each holder of Notes a statement by such accountants certifying that, in making the examination upon which such opinion was based, no information came to their attention which, to their knowledge, indicated that an Event of Default existed as the result of the failure of the Company to comply with the covenants specified below or a statement specifying such failure (it being understood that such accountants' audit will not be directed toward obtaining knowledge of any such failure):

          (1)  paragraph 6A, as of the Company's fiscal year end,

          (2) paragraph 6B, as of the Company's fiscal year end, based solely on amounts included in the consolidated financial statements or disclosed in the notes thereto,

          (3) paragraph 6C, for the Company's fiscal year, based solely on amounts included in the consolidated financial statements or disclosed in the notes thereto,

          (4) paragraph 6D(xv), as of the Company's fiscal year end, based solely on amounts included in the consolidated financial statements or disclosed in the notes thereto,

          (5) paragraph 6E, but only as to individual transactions in excess of $5,000,000, and

          (6) paragraph 6F, as of the Company's fiscal year end, based solely on the amounts included in the consolidating balance sheets of the Restricted Subsidiaries.

Such accountants, however, shall not be liable to anyone by reason of their failure to obtain knowledge of any Event of Default or Default that would not be disclosed in the course of an audit conducted in accordance with generally accepted auditing standards.

     5B. Inspection of Property. The Company covenants that it will permit any employee of, or any financial, legal, environmental or other professional consultant or advisor to, any Significant Holder that is designated by such Significant Holder in writing, at such Significant Holder's expense or, so long as an Event of Default shall exist, at the expense of the Company, upon reasonable notice to the Company, to visit and inspect any of the properties of the Company and the Subsidiaries, to examine the corporate books and financial records of the Company and the Subsidiaries and make copies thereof or extracts therefrom and to discuss the affairs, finances and accounts of any of such corporations with the principal officers of the Company and its independent public accountants (the "Inspection Rights") and by this paragraph the Company authorizes such officers and accountants to discuss such affairs, finances and accounts, all at such reasonable times and as often as such

                                 Exhibit A-10
holder may reasonably request, provided that, in the event that the Company reasonably objects to any Significant Holder within two Business Days of such notice that any Person so designated by such Significant Holder is a Competitor or an employee thereof, the Company shall not be required to afford such Person any of the foregoing Inspection Rights, provided, further, that the Company and the Restricted Subsidiaries will not be required to disclose, permit the inspection, examination, copying or making extracts of, or discuss, any portion of, any document, or any information,

          (i) that constitutes non-financial trade secrets, non-financial proprietary information or product-by-product information relating to production, pricing, profitability or failure rates, or

          (ii) in respect of which disclosure to such Significant Holder is then prohibited by

               (a) law, or

               (b) an agreement binding on the Company or any Subsidiary that was not entered into by the Company or such Subsidiary for the primary purpose of concealing information from such Significant Holder, and in respect of which a Responsible Officer has provided a certificate to such holder setting forth a brief description of the law or agreement (including, in the case of an agreement, without limitation, the nature and purpose of the agreement, the parties to the agreement, and the provision of the agreement that prohibits such disclosure), provided, however, that if disclosure of the existence of any agreement is prohibited by the provisions thereof, such certificate may state generally, with respect to such agreement, that there are agreements pertaining to the matter as to which information was requested which are binding on the Company or a Subsidiary and which prohibit disclosure of the existence thereof.

     5C. Covenant to Secure Note Equally. The Company will, if it or any Restricted Subsidiary creates or assumes any Lien upon any of its Property, whether now owned or hereafter acquired, other than Liens permitted by the provisions of paragraph 6D of this Agreement (unless prior written consent to the creation or assumption thereof shall have been obtained pursuant to paragraph 11C of this Agreement), make or cause to be made, pursuant to such agreements and instruments as shall be approved by the Required Holders, effective provision whereby the Notes will be secured by such Lien equally and ratably with any and all other Debt thereby secured so long as any such other Debt shall be so secured.

     5D. ERISA Compliance. The Company covenants that it will, and will cause each ERISA Affiliate to, at all times

          (i) with respect to each Pension Plan, make timely payments of contributions required to meet the minimum funding standard set forth in ERISA or the IRC with respect thereto and, with respect to each Multiemployer Plan, make timely payment of contributions required to be paid thereto as provided by Section 515 of ERISA and

                                 Exhibit A-11

          (ii)  comply with all other provisions of ERISA,

except for such failures to make contributions and failures to comply as would not have a material adverse effect on the business, prospects, Properties or financial condition of the Company and the Subsidiaries taken as a whole.

     5E. Payment of Taxes and Claims. The Company will, and will cause each Subsidiary to, pay before they become delinquent, all material taxes, assessments and governmental charges or levies imposed upon it or its Property, provided that items of the foregoing description need not be paid while being contested in good faith and by appropriate proceedings as long as adequate reserves, to the extent required by generally accepted accounting principles, have been established and maintained and exist with respect thereto and, provided, further, that the contesting Person's right to use any material Property is not materially adversely affected thereby.

     5F. Maintenance of Properties and Corporate Existence. The Company will, and will cause each Restricted Subsidiary to,

          (i) Property -- maintain in good working order and condition all of its Property which is material to the continued conduct of the business of the Company and the Restricted Subsidiaries taken as a whole;

          (ii) Insurance -- maintain, with financially sound and reputable insurers, insurance with respect to its Property and business against such casualties and contingencies, of such types (including, without limitation, loss or damage, public liability, business interruption, larceny, embezzlement or other criminal misappropriation) and in such amounts as is customary in the case of corporations of established reputations engaged in the same or a similar business and similarly situated;

          (iii) Financial Records -- maintain sound accounting policies and an adequate and effective system of accounts and internal accounting control that will safeguard assets, properly record income, expenses and liabilities, and assure the production of proper financial statements in accordance with generally accepted accounting principles;

          (iv) Corporate Existence and Rights -- do or cause to be done all things necessary to preserve and keep in full force and effect its existence, rights and franchises, except as otherwise permitted by paragraph 6G or paragraph 6K of this Agreement and except, in each case, where the failure to take any such action would not have a material adverse effect on the business, prospects, Properties or condition (financial or otherwise) of the Company and the Restricted Subsidiaries taken as a whole or the ability of the Company to perform its obligations set forth in this Agreement and in the Notes; provided that the corporate existence of any Restricted Subsidiary may be terminated, and any rights and franchises may be terminated or permitted to lapse, if, in the good faith judgment of the Company, such determination or lapse is in the best interests of the Company and is not disadvantageous to the holders of the Notes; and

                                 Exhibit A-12

          (v) Compliance with Law -- (a) comply with all applicable laws, rules, regulations, orders, judgments and decrees of any governmental authority, except where any failure to comply would not have a material adverse effect on the business, prospects, Properties or condition (financial or otherwise) of the Company and the Restricted Subsidiaries taken as a whole or the ability of the Company to perform its obligations set forth in this Agreement and in the Notes and (b) obtain all licenses, permits, franchises and other governmental authorizations necessary to the ownership of its Properties or to the conduct of its business, except where any failure to so obtain would not have a material adverse effect on the business, Properties or condition (financial or otherwise) of the Company and the Restricted Subsidiaries taken as a whole or the ability of the Company to perform its obligations set forth in this Agreement and in the Notes.

     5G. Payment of Notes and Maintenance of Office. The Company will punctually pay, or cause to be paid, the principal and interest (and premium, if any) to become due in respect of the Notes according to the terms thereof and will maintain an office in compliance with paragraph 11I of this Agreement (or such other address which the Company shall have specified in writing in accordance with paragraph 11I) where notices, presentations and demands in respect of this Agreement or the Notes may be made upon it. Such office will be maintained at such address until such time as the Company will notify the holders of the Notes of any change of location of such office, which will in any event be located in the United States of America.

     6.   NEGATIVE COVENANTS.

     6A. Consolidated Tangible Net Worth. The Company will not permit Consolidated Tangible Net Worth, determined as of any Determination Date, to be,

          (i) if such Determination Date is prior to December 22, 1993, then less than the sum of

               (a)  $525,000,000, plus

               (b) 45% of Consolidated Net Income for each fiscal year ended during the period beginning on January 1, 1991 and ending on or prior to such Determination Date (unless Consolidated Net Income shall be a loss in any fiscal year, in which event the amount determined pursuant to this clause (b) for such fiscal year shall be zero), plus

               (c) the net proceeds to the Company from the sale of any capital stock of the Company made during the period beginning on January 1, 1991 and ending on such Determination Date, plus

               (d) without duplication with clauses (i)(b) or (i)(c) above, an amount equal to the aggregate principal amount of any Debt Security of the Company (other than Debt Securities held by Restricted Subsidiaries), minus the costs and fees incurred upon the original issuance of such Debt Security, any unamortized original issue discount with respect to any such Debt Security and

                                 Exhibit A-13
          any costs and expenses of conversion, which has been converted into or exchanged for capital stock during the period beginning on January 1, 1991 and ending on such Determination Date, but only to the extent such conversion or exchange increases Consolidated Tangible Net Worth, and

          (ii) if such Determination Date is on or after December 22, 1993, then less than the sum of

               (a)  $125,000,000, plus

               (b) 50% of Consolidated Net Income for each fiscal quarter ended during the period beginning on October 3, 1993 and ending on or prior to such Determination Date (unless Consolidated Net Income shall be a loss in any fiscal quarter, in which event the amount determined pursuant to this clause (b) for such fiscal quarter shall be zero), plus

               (c) the net proceeds to the Company from the sale of any capital stock of the Company made during the period beginning on October 3, 1993 and ending on such Determination Date, plus

               (d) without duplication with clauses (ii)(b) or (ii)(c) above, an amount equal to the aggregate principal amount of any Debt Security of the Company (other than Debt Securities held by Restricted Subsidiaries), minus the costs and fees incurred upon the original issuance of such Debt Security, any unamortized original issue discount with respect to any such Debt Security and any costs and expenses of conversion, which has been converted into or exchanged for capital stock during the period beginning on October 3, 1993 and ending on such Determination Date, but only to the extent such conversion or exchange increases Consolidated Tangible Net Worth.

     6B.  Consolidated Debt.

          (i) Consolidated Senior Debt. The Company will not permit, on any Determination Date, Consolidated Senior Debt, to exceed the percentage of Consolidated Tangible Net Worth set forth in the following table opposite such Determination Date, in each case determined as of such Determination
     Date:

================================================================================
                        Determination Date                          Percentage
- --------------------------------------------------------------------------------
All Determination Dates occurring between March 29, 1991 to and             75%
 including the Determination Date occurring nearest to September
 30, 1993
- --------------------------------------------------------------------------------
Determination Date occurring nearest to December 31, 1993                  115%
- --------------------------------------------------------------------------------
Determination Date occurring nearest to March 31, 1994                      90%
- --------------------------------------------------------------------------------

                                 Exhibit A-14

                             Determination Date
All Determination Dates occurring after the Determination Date              75%
 occurring nearest to March 31, 1994

          (ii) Consolidated Debt. The Company will not permit, on any Determination Date, Consolidated Debt to exceed the percentage of Consolidated Tangible Net Worth set forth in the following table opposite such Determination Date, in each case determined as of such Determination
     Date:

    Determination Date                           Percentage
All Determination Dates                             125%
 occurring between March
 29, 1991 to and including
 the Determination Date
 occurring nearest to
 September 30, 1993

Determination Date                                  515%
 occurring nearest to
 December 31, 1993

Determination Date                                  455%
 occurring nearest to
 March 31, 1994

Determination Date                                  405%
 occurring nearest to June
 30, 1994

Determination Date                                  365%
 occurring nearest to
 September 30, 1994

Determination Date                                  335%
 occurring nearest to
 December 31, 1994

Determination Date                                  295%
 occurring nearest to
 March 31, 1995

Determination Date                                  275%
 occurring nearest to June
 30, 1995

Determination Date                                  255%
 occurring nearest to
 September 30, 1995

Determination Date                                  240%
 occurring nearest to
 December 31, 1995

Determination Date                                  220%
 occurring nearest to
 March 31, 1996

All Determination Dates                             200%
 occurring after the
 Determination Date
 occurring nearest to
 March 31, 1996

       (iii) Adjustments to Consolidated Debt Percentages. The percentages set forth in the table in paragraph 6B(ii) hereof shall be adjusted as of each Determination Date to be equal to the Adjusted Consolidated Debt Percentage calculated in respect thereof if

               (a) during the fiscal quarter ended on such Determination Date the Company issues capital stock, other than issuances of capital stock pursuant to (or pursuant to options, warrants or other securities issued pursuant to) employee stock option plans, director stock options plans, employee stock purchase plans or any similar arrangements intended to provide incentives for employee and directors, and

                                 Exhibit A-15

               (b) the percentage set forth in such table in respect of such Determination Date, as then previously adjusted as provided in this subparagraph (iii), is greater than 125%.

     The Company shall provide a notice with respect to each Determination Date as to which an adjustment in such percentage is required by this subparagraph (iii), together with the certificate required by paragraph 5A(iii) delivered in respect of such fiscal quarter, to all holders of Notes, providing in detail the calculation of the Adjusted Consolidated Debt Percentages determined in respect of such fiscal quarter and all subsequent fiscal quarters. The Adjusted Consolidated Debt Percentages specified in such notice shall apply to such fiscal quarter and to all subsequent fiscal quarters and such table shall be deemed to be amended in accordance with such notice. Such notice shall be satisfactory in all respects to the Required Holders.


     6C.  Consolidated Fixed Charges; Consolidated Net Income.

          (i) Consolidated Fixed Charges. The Company will not permit the ratio of (i) the sum of Consolidated Net Income plus Consolidated Fixed Charges plus taxes deducted from revenues in the computation of such Consolidated Net Income, to (ii) Consolidated Fixed Charges to be less for any period of two consecutive fiscal quarters of the Company than the ratio set forth opposite the relevant period in the table below:

                 Two Fiscal Quarter Period Ending                      Ratio

On the Determination Date occurring nearest to March 31, 1994         1.0 : 1.0

On the Determination Date occurring nearest to June 30, 1994         1.85 : 1.0

On the Determination Date occurring nearest to September 30, 1994     2.0 : 1.0
On the Determination Date occurring nearest to December 31, 1994      2.0 : 1.0

     The Company will not permit, at any time on or after the Determination Date occurring nearest to March 31, 1995, the ratio of (i) the sum of Consolidated Net Income plus Consolidated Fixed Charges plus taxes deducted from revenues in the computation of such Consolidated Net Income, to (ii) Consolidated Fixed Charges to be less for any period of four consecutive fiscal quarters of the Company than 2.0 to 1.0.

          (ii) Consolidated Net Income. The Company will not permit Consolidated Net Income for the three-month period ending on the Determination Date occurring nearest to December 31, 1993 to be less than a deficit of $12,000,000.

     6D. Liens. The Company will not, and will not permit any Restricted Subsidiary to, create, assume or suffer to exist any Lien upon any of its Property, whether now owned or hereafter acquired (whether or not provision is made for the equal and ratable securing of the Notes in accordance with the provisions of paragraph 5C of this Agreement), except

                                 Exhibit A-16

          (i) Liens in existence on the Closing Date and described on Annex 2 to this Agreement;

          (ii) Liens for taxes that are not yet due or that are being actively contested in good faith by appropriate proceedings, and in respect of which adequate reserves are being maintained to the extent required by generally accepted accounting principles;

          (iii) Liens incurred or deposits made in the ordinary course of business,

               (a) in respect of leases, statutory obligations or claims or demands of materialmen, mechanics, carriers, warehousemen, landlords and other like Persons that are not yet due or that are being actively contested in good faith by appropriate proceedings, and in respect of which adequate reserves are carried on the books of the Person liable therefor to the extent required by generally accepted accounting principles,

               (b) in connection with workers' compensation, unemployment insurance, social security and other like laws,

               (c) to secure the performance of letters of credit, bids, leases, tenders, sales contracts, statutory obligations, government contracts, surety and performance bonds and other similar obligations not incurred in connection with the borrowing of money, the obtaining of advances or the payment of the deferred purchase price of Property,

               (d) incidental to the conduct of its business or ownership of its Property, provided that,

                    (I) such obligations shall not have arisen in connection with the borrowing of money, the obtaining of advances or credit or the payment of the deferred purchase price of Property, and

                     (II) such Liens shall not in the aggregate materially detract from the value of the Property encumbered thereby or materially interfere with the use of such Property in the ordinary conduct of the owning Person's business,

               (e) which constitute purchase money security interests with respect to advances or the payment of deferred purchase price in connection with the purchase of goods and services in the ordinary course of business, provided that, at the time any such security interest is created, the Company or such Restricted Subsidiary intends to pay the amount secured thereby within 180 days after such creation, provided further that any such security interest runs in favor of the provider of such goods or services and is not part of a floor plan financing arrangement or any other arrangement with any Person that is primarily in the business of making loans or extending other financial accommodations, or

                                 Exhibit A-17

               (f) which constitute Liens with respect to conditional sale or other title retention agreements and any lease in the nature thereof, provided that any such Lien with respect to conditional sales or other title retention agreements encumbers only Property and accretions thereto (and proceeds arising from the disposition thereof) which are subject to such conditional sale or other title retention agreement or lease in the nature thereof and, provided, further, that the aggregate amount secured by all such conditional sale or other title retention agreements and leases in the nature thereof shall not be more than $5,000,000 (it being understood that additional amounts may be so secured if permissible under any other provision of this paragraph 6D including, without limitation, clause (xv) of this paragraph 6D);

          (iv) reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions and other similar title exceptions or encumbrances affecting real Property, provided such Liens do not interfere with the use of such Property in the ordinary conduct of the business of the Company and the Restricted Subsidiaries, taken as a whole;

          (v) Liens on Property of a Restricted Subsidiary to secure obligations of such Restricted Subsidiary to the Company or another Restricted Subsidiary;

          (vi) Liens with respect to Capitalized Lease Obligations (together with any related interest), provided, that such Liens encumber only Property and accretions thereto (and proceeds arising from the disposition thereof) acquired with the proceeds of the indebtedness secured thereby;

          (vii) leases and subleases of, and licenses and sub-licenses with respect to, Property where the Company or a Restricted Subsidiary is the lessor or licensor (or sublessor or sublicensor), provided that such leases, subleases, licenses and sublicenses do not in the aggregate materially interfere with the business of the Company and the Restricted Subsidiaries taken as a whole;

          (viii) (a) Liens to secure appeal bonds, supersedeas bonds and other similar Liens arising in connection with court proceedings (including, without limitation, surety bonds and letters of credit) or any other instrument serving a similar purpose, provided that the aggregate amount so secured, together with the aggregate amount secured pursuant to paragraph 6D(viii)(b), shall not at any time exceed $5,000,000 (it being understood that additional amounts may be so secured if permissible under any other provision of this paragraph 6D including, without limitation, clause (xv) of this paragraph 6D),

               (b) attachments, judgments and other similar Liens arising in connection with court proceedings, provided that the execution or other enforcement of such Liens is effectively stayed and the claims secured thereby are being actively contested in good faith and by appropriate proceedings and provided further, that the aggregate amount so secured, together with the aggregate amount secured pursuant to paragraph 6D(viii)(a) of this Agreement, shall not exceed $5,000,000 (it being understood that additional amounts may be so

                                 Exhibit A-18
          secured if permissible under any other provision of this paragraph 6D including, without limitation, clause (xv) of this paragraph 6D),

          (ix) Liens on the Property of any corporation at the time such corporation becomes a Restricted Subsidiary, or such corporation is acquired by, consolidated with or merged into the Company or a Restricted Subsidiary, and Liens on any Property at the time acquired by the Company or a Restricted Subsidiary, provided, in each case, that such Lien was not incurred in contemplation of such transaction;

          (x) any Lien permitted by this paragraph 6D securing Debt that is being renewed, extended or refunded, provided that the principal amount of such Debt outstanding at the time of such renewal, extension or refunding is not increased and such Lien is not extended to any other Property (other than pursuant to its original terms);

          (xi) Purchase Money Mortgages, provided that each such Purchase Money Mortgage secures an amount not exceeding 100% of the lesser of the cost (including liabilities assumed) or the Fair Market Value at the time of acquisition or construction of the Property to which it relates (as determined in good faith by the Board of Directors);

          (xii) Liens consisting of an agreement to file or give a financing statement set forth in operating leases (it being understood that, upon the filing of any such financing statement, the Lien created thereby must be permissible under any other provision of this paragraph 6D including, without limitation, clause (iii)(f) and clause (xv) of this paragraph 6D);

          (xiii) Liens which constitute rights of set-off of a customary nature or bankers' Liens with respect to amounts on deposit, whether arising by operation of law or by contract, in connection with working capital facilities, lines of credit, term loans, or other credit facilities and similar arrangements entered into with banks in the ordinary course of business;

          (xiv) Liens in the nature of rights of first refusal and restrictions on transfer on the capital stock of Arcada Holdings, Inc. arising in connection with the purchase of Quest Development Corporation and described in that certain Letter of Intent dated as of December 13, 1993, related thereto; and

          (xv) Liens not otherwise permitted by this paragraph 6 on Property of the Company or any Restricted Subsidiary, provided that, as of each Determination Date, the amount of

               (a) all Debt secured by Liens permitted only by this paragraph 6D(xv), plus

               (b) all Debt of Restricted Subsidiaries (other than Debt owed by a Restricted Subsidiary to the Company or another Restricted Subsidiary) and all Preferred Stock of Restricted Subsidiaries (other than Preferred Stock of a

                                 Exhibit A-19

          Restricted Subsidiary owned by the Company or another Restricted Subsidiary), plus

               (c) the Sale/Leaseback Transaction Amount,

     (without duplication) does not exceed 20% of Consolidated Tangible Net Worth, in each case determined as of such Determination Date.

     6E.  Sale/Leaseback Transactions.

      The Company will not, nor will it permit any Restricted Subsidiary to, enter into any Sale/Leaseback Transaction at any time, unless after giving effect thereto, the sum of

          (i) the Sale/Leaseback Transaction Amount, plus

          (ii) the amount of all Debt secured only by Liens permitted by paragraph 6(xv) of this Agreement, plus

          (iii) all Debt of Restricted Subsidiaries (other than Debt owed by a Restricted Subsidiary to the Company or another Restricted Subsidiary) and all Preferred Stock of Restricted Subsidiaries (other than Preferred Stock of a Restricted Subsidiary owned by the Company or another Restricted Subsidiary),

(without duplication) does not exceed 20% of Consolidated Tangible Net Worth, in each case determined as of such time.

     6F. Restricted Subsidiary Debt and Preferred Stock. The Company will not, at any time, permit any Restricted Subsidiary to create, incur or assume any Debt, or to issue any Preferred Stock, unless, immediately after the creation, incurrence or assumption of such Debt, or the issuance of such Preferred Stock, and after giving effect thereto, the sum of

          (i) the Sale/Leaseback Transaction Amount, plus

          (ii) the amount of all Debt secured by Liens permitted only by paragraph 6(xv) of this Agreement, plus

          (iii) all Debt of Restricted Subsidiaries (other than Debt owed by a Restricted Subsidiary to the Company or another Restricted Subsidiary) and all Preferred Stock of Restricted Subsidiaries (other than Preferred Stock of a Restricted Subsidiary owned by the Company or another Restricted Subsidiary),

(without duplication) does not exceed 20% of Consolidated Tangible Net Worth, in each case determined as of such time. Notwithstanding the foregoing, the prepayment of the 8 7/8% Convertible Subordinated Debentures issued by Archive pursuant to the Convertible Subordinated Debenture Agreement dated as of May 11, 1990, as heretofore amended, and outstanding on the Merger Date, not to exceed in aggregate amount $10,000,000 shall be permitted.

                                 Exhibit A-20

     6G.  Merger and Consolidation; Sale of Assets.

          (i)  Merger and Consolidation.

               (a) The Company will not permit any other Person to consolidate with or merge into it (except that a Restricted Subsidiary may consolidate with or merge into the Company); provided that the foregoing restriction does not apply to the merger or consolidation of the Company with another corporation, if:

                    (I) either (aa) the Company shall be the continuing or surviving corporation or (bb) the successor corporation that results from such merger or consolidation (the "Surviving Corporation") is organized under the laws of any State of the United States (or the District of Columbia), and the due and punctual payment of the principal of and premium, if any, and interest on all of the Notes, according to their tenor, and the due and punctual performance and observance of all the covenants in the Notes and this Agreement to be performed or observed by the Company, are expressly assumed in writing by the Surviving Corporation; and

                    (II) immediately prior to, and immediately after the consummation of the transaction, and after giving effect thereto, no Default or Event of Default exists or would exist under any provision of this Agreement.

               (b) The Company will not permit any Restricted Subsidiary to consolidate with or merge into any other Person or permit any other Person to consolidate with or merge into it (except that a Restricted Subsidiary may consolidate with or merge into the Company as contemplated by paragraph 6G(i)(a) and a Restricted Subsidiary may consolidate with or merge into another Restricted Subsidiary); provided that a Restricted Subsidiary may merge or consolidate with another Person if

                    (I) such transaction would be permitted under the provisions of paragraph 6G(ii) (deeming such transaction to be a Transfer of all of the assets and liabilities of such Restricted Subsidiary, in the case of any such merger or consolidation which results in a surviving entity which is not a Restricted Subsidiary); or

                    (II) the surviving corporation is the Company or a Restricted Subsidiary.

          (ii) Sale of Assets. The Company will not, nor will it permit any Restricted Subsidiary to, sell, lease as lessor, transfer or otherwise dispose of Property (collectively, "Transfers"), except

               (a)  Transfers in the ordinary course of business,

                                Exhibit A-21

               (b) Transfers to the Company or a Restricted Subsidiary other than an Arcada Restricted Subsidiary;

               (c) Transfers which (I) constitute dispositions of cash or cash equivalents not prohibited by this Agreement, (II) constitute Investments which are Permitted Investments or (III) constitute the liquidation of any Permitted Investment; and

               (d) any other Transfer if all of the following conditions shall have been satisfied:

                    (I)  the sum (without duplication) of

                         (aa) the net book value of such Property on the date of the Transfer (the "Asset Disposition Date"), expressed as a percentage of Consolidated Total Assets on the Determination Date most recently preceding the Asset Disposition Date, plus

                         (bb) the net book value of each other item of Property of the Company and the Restricted Subsidiaries that was Transferred pursuant to this paragraph 6G(ii)(d) (including, without limitation, a Transfer by merger or consolidation, as contemplated by paragraph 6G(i)) during the period ending on the Asset Disposition Date and commencing on the first day of the period of 12 consecutive calendar months most recently ended as of the Asset Disposition Date (the
                    "Annual Disposition Measurement Period") (Subsidiary Stock being deemed to have a net book value equal to the net book value of all assets of the issuer of such Subsidiary Stock at such time, or the appropriate portion thereof if less than all Subsidiary Stock of such issuer is the subject of such Transfer), expressed in each case as a percentage of Consolidated Total Assets on the Determination Date most recently preceding the date of each such Transfer, minus

                         (cc) the aggregate net book value of all Property Transferred pursuant to this paragraph 6G(ii)(d) during the Annual Disposition Measurement Period to the extent that the net proceeds arising therefrom have been either reinvested in the business of the Company and the Restricted Subsidiaries or applied to, or irrevocably committed to make, Senior Debt Prepayments within the period of 12 consecutive months after the respective Transfers of such Property pursuant to this paragraph 6G(ii)(d), such aggregate net book value (or the portion thereof corresponding to the portion of such net proceeds so applied or to be so applied) being expressed as a percentage of Consolidated Total Assets determined on the Determination Date most recently preceding the date of each such Transfer;

                                 Exhibit A-22
                    provided, that any such net proceeds spent for operating expenses or principal, premium or interest in respect of Debt or held in deposit accounts or otherwise as short term investments shall not be deemed to have been reinvested in the business of the Company and the Restricted Subsidiaries, provided, further, that such percentage shall not, in any event, exceed 10%;

               will not exceed 15%;

                    (II)  the sum (without duplication) of

                         (aa) the Cash Flow Contribution of such Property during the period of four consecutive fiscal quarters of the Company most recently ended prior to the Asset Disposition Date (the "Four Quarter Period"), plus

                         (bb) the Cash Flow Contribution of each other item of Property of the Company and the Restricted Subsidiaries that was Transferred pursuant to this paragraph 6G(ii)(d) (including, without limitation, a Transfer by merger or consolidation, as contemplated by paragraph 6G(i)) during the Annual Disposition Measurement Period, such Cash Flow Contribution for any particular Property being measured for the period of four consecutive fiscal quarters of the Company most recently ended prior to the Transfer of such Property, minus

                         (cc) the Cash Flow Contribution of all Property
                    Transferred by the Company and the Restricted Subsidiaries during the Annual Disposition Measurement Period to the extent that the net proceeds arising therefrom have been either reinvested in the business of the Company and the Restricted Subsidiaries or applied to, or irrevocably committed to make, Senior Debt Prepayments within the period of 12 consecutive months after the respective Transfers of such Property pursuant to this paragraph 6G(ii)(d), such Cash Flow Contribution (or the portion thereof corresponding to the portion of such net proceeds so applied or to be so applied) for any particular Property being measured for the period of four consecutive fiscal quarters of the Company most recently ended prior to the disposition of such Property, provided, that any such net proceeds spent for operating expenses or principal, premium or interest in respect of Debt or held in deposit accounts or otherwise as short term investments shall not be deemed to have been reinvested in the business of the Company and the Restricted Subsidiaries, provided, further, that the Cash Flow Contribution of all such Property shall not, in any event, exceed 10% of Consolidated Operating Cash Flow during the Four Quarter Period,

                                 Exhibit A-23
               will not exceed 15%;

                    (III)  the sum (without duplication) of

                         (aa) the net book value of such Property on the Asset Disposition Date, expressed as a percentage of Consolidated Total Assets on the Determination Date most recently preceding the Asset Disposition Date, plus

                         (bb) the net book value of each other item of Property of the Company and the Restricted Subsidiaries that was Transferred pursuant to this paragraph 6(ii)(d) (including, without limitation, a Transfer by merger or consolidation, as contemplated by paragraph 6(i)) during the period ending on the Asset Disposition Date and commencing on the first day of the period of 36 consecutive calendar months most recently ended as of the Asset Disposition Date (the "Three Year Disposition Measurement Period") (Subsidiary Stock being deemed to have a net book value equal to the net book value of all assets of the issuer of such Subsidiary Stock, or the appropriate portion thereof if less than all Subsidiary Stock of such issuer is the subject of such Transfer), expressed in each case as a percentage of Consolidated Total Assets on the Determination Date most recently preceding the date of each such Transfer, will not exceed 40%;

                    (IV)      the sum (without duplication) of

                         (aa) the Cash Flow Contribution of such Property during the Four Quarter Period, plus

                         (bb) the Cash Flow Contribution of all other Property of the Company and the Restricted Subsidiaries that was Transferred pursuant to this paragraph 6(ii)(d) (including, without limitation, a Transfer by merger or consolidation, as contemplated by paragraph 6(i)) during such Three Year Disposition Measurement Period, such Cash Flow Contribution for any particular Property being measured for the period of four consecutive fiscal quarters of the Company most recently ended prior to the disposition of such Property, will not exceed 40%;

                    (V) with respect to any Transfer, or series of related Transfers, of Property pursuant to this paragraph 6(ii)(d) for consideration in an amount which is at least equal to the sum of $25,000,000 plus 5% of the amount, if any, by which Consolidated Total Assets, determined as

                                 Exhibit A-24
               of the most recent Determination Date at the time of such Transfer, exceeds Consolidated Total Assets, determined as of December 31, 1990, in the opinion of the Board of Directors, the sale is for Fair Market Value and is in the best interests of the Company and the Restricted Subsidiaries; and

                    (VI) immediately prior to, and immediately after the consummation of the transaction, and after giving effect thereto, no Default or Event of Default exists or would exist under any provision of this Agreement.

     If the Company shall make any Transfer which would be prohibited by this paragraph 6G but for the deduction provided for in subclause (cc) of either or both of paragraph 6G(ii)(d)(I) or paragraph 6G(ii)(d)(II), the Company shall be deemed to have covenanted that the net proceeds from such Transfer shall be reinvested in the business of the Company and the Restricted Subsidiaries (subject to the limitations of the first proviso to such subclause) or applied to, or irrevocably committed to make, Senior Debt Prepayments within the period of 12 consecutive months after such Transfer.

     6H. Permitted Investments. The Company will not and will not permit any Restricted Subsidiary to purchase or make investments in, purchase stock or Securities of, or make loans or advances to, or make other investments in, or guarantee the obligations of, any other Person (including investments in or loans or advances to any corporation proposed to be acquired or created as a Subsidiary) (all of the foregoing referred to as "Investments," and all of the below-listed Investments referred to as "Permitted Investments") except:

          (i) obligations of, or obligations guaranteed by, the United States government, its agencies, or any public instrumentality thereof with maturities not to exceed (or an unconditional right to compel purchase within) seven years from the date of acquisition;

          (ii) Investments in or to the Company or Restricted Subsidiaries and Investments in or to companies which simultaneously with such Investments become Restricted Subsidiaries, and guarantees by the Company of the obligations of the Restricted Subsidiaries and guarantees by Restricted Subsidiaries of obligations of the Company or other Restricted Subsidiaries;

          (iii) commercial paper or loan participations maturing within seven years of the date of acquisition issued by a Person organized under the laws of the United States, Canada, a country that is a member of the European Community, Singapore, Taiwan, Malaysia or Japan, rated at the time of acquisition (or issued by Persons organized under the laws of such jurisdiction with other outstanding unsecured and unsupported debt securities ranking pari passu with such commercial paper or loan participations and rated at the time of acquisition) in the top rating classification by Moody's Investors Service, Inc., Standard & Poor's Corporation, Duff & Phelps Inc. or any other rating agency nationally recognized in the United States, Japan or any country which is a member of the European Community at the time of acquisition thereof;

                                 Exhibit A-25

          (iv) Investments arising from transactions by the Company or the Restricted Subsidiaries with customers or suppliers (including Investments received in settlement of trade receivables which trade receivables are fully reserved against on the books of the Company or such Restricted Subsidiary or are less than one year overdue) in the ordinary course of business;

          (v)  Investments consisting of

               (a) travel advances, employee relocation loans, and other employee loans and advances in the ordinary course of business,

               (b) loans to employees, officers or directors relating to the purchase of equity securities of the Company or the Restricted Subsidiaries, or

               (c) other loans to officers and employees approved by the Board of Directors in an aggregate amount not in excess of $10,000,000 outstanding at any time;

          (vi) operating deposit accounts maintained in the ordinary course of business for operating fund purposes including Investments therein denominated in French francs, Deutsche marks, Chinese renminbi and otherwise with Permitted Banks, consistent with past practice;

          (vii) Securities issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof with maturities not to exceed (or an unconditional right to compel purchase within) seven years of the date of acquisition, that are rated in one of the highest two rating classifications by Moody's Investors Service, Inc., Standard & Poor's Corporation, Duff & Phelps Inc. or any other rating agency nationally recognized in the United States;

          (viii) demand and time deposits with, Eurodollar deposits with, certificates of deposit issued by, or obligations or securities fully backed by letters of credit issued by

               (a) any bank organized under the laws of the United States, any state thereof, the District of Columbia or Canada having combined capital and surplus aggregating at least $100,000,000, and outstanding unsecured and unsupported Debt rated "A" or better at the time of acquisition thereof by Standard and Poor's Corporation, Moody's Investor Service, Inc., Duff & Phelps Inc. or any other rating agency nationally recognized in the United States, Japan or any country which is a member of the European Community,

               (b)  the banks listed on Annex 2 to this Agreement, and

               (c) any other bank organized under the laws of a country that is a member of the European Community (or any political subdivision of any such country), Japan, Singapore, Taiwan, Malaysia, the Cayman Islands, the British West Indies or the Bahamas, having combined capital and surplus of not less

                                 Exhibit A-26
          than $500,000,000 or the equivalent thereof in a currency other than United States dollars,

     (the banks described in the foregoing subclauses (a) to (c), inclusive, being referred to in this Agreement as "Permitted Banks");

          (ix) bankers' acceptances accepted by a Permitted Bank and eligible for rediscount under the requirements of the Board of Governors of the Federal Reserve System;

          (x)  repurchase agreements with any of

               (a)  the Permitted Banks,

               (b) Alex. Brown & Sons Incorporated, Bear, Stearns & Co., Dean Witter Reynolds Inc., The First Boston Corporation, Goldman Sachs & Co., J.P. Morgan Securities, Inc., Kidder, Peabody & Co., Incorporated, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. Incorporated, Paine Webber Incorporated, Salomon Brothers, Inc., Shearson Lehman Hutton, Inc., Smith Barney, Harris Upham & Co., Incorporated, or

               (c) any other bank or securities dealer of a similar quality approved by a Responsible Officer, or

               (d)  any affiliate of the foregoing,

     such repurchase agreements to be (at the time entered into) fully collateralized by securities of a type described in clause (i), clause
     (iii), clause (vii) or clause (viii) above, in each case made in accordance with the Company's internal investment policy in effect at such time;

          (xi) Investments in money market programs that would be classified on the balance sheet of the investing Person as a current asset in accordance with generally accepted accounting principles, which money market programs have total invested assets in excess of $1,000,000,000;

          (xii) Investments in money market preferred stocks or other equivalent Dutch-auction preferred stock of any corporation maturing within seven years of the date of acquisition thereof and with a credit rating at the time of acquisition thereof of "AA+" or "aa1" or better (or a comparable rating) by Moody's Investors Service, Inc., Standard & Poor's Corporation, Duff & Phelps Inc. or any other rating agency nationally recognized in the United States, Japan or any country which is a member of the European Community;

          (xiii) notes receivable of, or prepaid royalties and other credit extensions to, customers and suppliers in the ordinary course of business so long as such notes, prepaid royalties or other credit extensions are due within one year of the date of

                                Exhibit A-27
     acquisition thereof or cover no more than a reasonable estimate of one year's obligations to such customers or suppliers, as the case may be;

          (xiv) foreign currency swaps and hedging arrangements entered into in the ordinary course of business to protect against currency losses, and interest rate swaps and caps entered into in the ordinary course of business to protect against interest rate exposure on Debt of the Company and the Restricted Subsidiaries bearing interest at a variable or adjusting rate so long as, at the time any such transaction shall be entered into, the counterparty in such transaction has outstanding Debt Securities rated

               (a) "A1" or better, or "A+" or better (or a comparable rating), or

               (b) "A2" or "A-" (or a comparable rating) provided that the term of each such swap or arrangement is less than 2 years,

     by Moody's Investors Service, Inc., Standard & Poor's Corporation, Duff & Phelps Inc. or any other rating agency nationally recognized in the United States, Japan or any country which is a member of the European Community;

          (xv) (a) guarantees by the Company and Restricted Subsidiaries of the obligations of Unrestricted Subsidiaries and of vendors and suppliers of Unrestricted Subsidiaries, in each case in respect of transactions of such Unrestricted Subsidiaries entered into in the ordinary course of business of such Unrestricted Subsidiaries and such vendors and suppliers and directly related to the business conducted by such vendors and suppliers with such Unrestricted Subsidiaries, provided that such guarantees shall not at any time exceed 5% of Consolidated Tangible Net Worth, and

               (b) guarantees by the Company and Restricted Subsidiaries of the obligations of Restricted Subsidiaries and of vendors and suppliers of Restricted Subsidiaries, in each case in respect of transactions of such Restricted Subsidiaries entered into in the ordinary course of business of such Restricted Subsidiaries and such vendors and suppliers and directly related to the business conducted by such vendors and suppliers with such Restricted Subsidiaries;

          (xvi) Investments existing on the Closing Date not in excess, in the aggregate, of $20,000,000;

          (xvii) regardless of the occurrence or non-occurrence of the Merger Date, and in any event, prior to the occurrence of the Merger Date, investments in (a) the stock of Archive and its subsidiaries as contemplated by the Archive Tender Offer, and (b) Investments to enable Archive to repay its outstanding obligations for borrowed money not to exceed in the aggregate $150,000,000;

          (xviii) Investments made by any corporation at the time it becomes a Restricted Subsidiary, or such corporation is acquired by, consolidated with or merged into the Company or a Restricted Subsidiary, provided that such Investments were not made in contemplation of such transaction;

                                 Exhibit A-28

          (xix) Investments consisting of repurchases of Subordinated Debt permitted by paragraph 6M; and

          (xx) Investments not otherwise permitted by the other provisions of this paragraph 6H, if, on the date of the making of any such Investment, and after giving effect to such Investment,

               (a) the aggregate cost of all Investments outstanding on such date made pursuant to this paragraph 6H(xx), minus

               (b) the net return of capital received by the Company and the Restricted Subsidiaries on or prior to such date from all Investments made pursuant to this paragraph 6H(xx) during the period commencing on January 1, 1991 and ending on such date, does not exceed 15% of Consolidated Tangible Net Worth on such date.

No Investments can be made pursuant to the provisions of paragraph 6H(xx) of this Agreement during any period when a Default or Event of Default has occurred and is then continuing. Notwithstanding any provision herein to the contrary, none of the following shall constitute Investments for purposes of this
Agreement: (a) any dividends or other distributions paid or made in respect of the stock of the Company or any Restricted Subsidiary (whether in cash, Property, or stock of the Company or any Restricted Subsidiary), or (b) any payments (whether in cash, Property or stock of the Company or any Restricted Subsidiary) to redeem, purchase or otherwise acquire, directly or indirectly, any stock of the Company or any Restricted Subsidiary. For purposes of the preceding sentence, the term "stock" shall include warrants, options and rights to purchase stock. For purposes of calculations required by this paragraph 6H, Investments denominated in currencies other than U.S. dollars shall be translated into U.S dollars in accordance with generally accepted accounting principles applicable to such types of Investments.

     6I. Transactions with Affiliates. The Company will not, nor will it permit any Restricted Subsidiary to, enter into any transaction, including, without limitation, the purchase, sale or exchange of Property or the rendering of any service, with any Affiliate unless

          (i) such transaction, when taken in the light of a series of transactions of which such transaction is a part (if any), is upon fair and reasonable terms no less favorable to the Company or such Restricted Subsidiary than could be obtained in a comparable arm's-length transaction with a Person not an Affiliate, or

          (ii) if, at the time of such transaction, such Affiliate is an officer, director or employee of the Company or such Restricted Subsidiary and such transaction relates to such Person's compensation, (a) such transaction is in the best interests of the Company and the Restricted Subsidiaries, taken as a whole, and has been approved by the Board of Directors or the board of directors of such Restricted Subsidiary, as the case may be, and (b) at the time of such transaction, the Company is required to file reports pursuant to Section 13 of the Exchange Act.

                                 Exhibit A-29

It is acknowledged that the Archive Tender Offer, the merger of Archive into Conner Acquisition Corp., and the repayment by the Company of the debt of Archive and its subsidiaries outstanding on the Acquisition Date in an amount not to exceed in the aggregate $150,000,000 shall be deemed permitted transactions hereunder. The purchase by the Company or any Restricted Subsidiaries of shares of outstanding capital stock of the Company's Subsidiary formed under the laws of China shall be deemed to comply with this paragraph 6I so long as the Company or such Restricted Subsidiary pays fair value for such shares, as determined by the Board of Directors of the Company. The transactions described in the Arcada Letter of Intent shall be deemed to comply with this paragraph 6I.

     6J. Line of Business. The Company will not, nor will it permit any Restricted Subsidiary to, engage in any business other than the businesses currently engaged in by the Company and the Subsidiaries and any business substantially similar or substantially related thereto.

     6K. Designation of Subsidiaries. The Board of Directors may at any time designate any Restricted Subsidiary as an Unrestricted Subsidiary provided that no Default or Event of Default shall exist immediately after, and after giving effect to, any such designation (whether or not caused by such designation), but it may not thereafter redesignate such Subsidiary as a Restricted Subsidiary.

     6L. Private Offering. The Company will not, nor will it permit anyone acting on its behalf to, offer the Notes or any part thereof or any similar Securities for issue or sale to, or solicit any offer to acquire any of the same from, anyone so as to bring the issuance and sale of the Notes within the provisions of Section 5 of the Securities Act.

     6M. Subordinated Debt. The Company will not, and will not permit any Restricted Subsidiary to, make any payment or redemption of Subordinated Debt, other than mandatory prepayments or mandatory redemptions scheduled at the time of issuance of such Subordinated Debt, or otherwise purchase or acquire any Subordinated Debt, directly or indirectly, or give any notice that irrevocably binds it to take any such action, unless:

         (i) no Default or Event of Default shall exist immediately prior to, or immediately after, the consummation of any such action or the giving of such notice, whichever shall first occur, and the Company has delivered a certificate to such effect to each holder of Notes prior to, but not more than 30 days prior to, taking such action or giving such notice, whichever shall first occur, together with a brief description of such action or the action contemplated by such notice; and

         (ii) at the time it shall become irrevocably bound to take such action, or the time it shall take such action, whichever shall first occur, one of the following conditions shall be satisfied:

               (a) the Company or such Restricted Subsidiary, as the case may be, could incur Senior Debt in an amount equal to the amount of Subordinated Debt to be so prepaid, redeemed or otherwise purchased or acquired;

                                 Exhibit A-30

               (b) the Subordinated Debt to be so prepaid, redeemed or otherwise purchased or acquired is convertible into a number of shares of capital stock of the Company having a Fair Market Value at the time that the Company or such Restricted Subsidiary becomes obligated to take such action which is at least 25% in excess of the principal amount of such Subordinated Debt; or

               (c) the Subordinated Debt to be so prepaid, redeemed or otherwise purchased or acquired is convertible into a number of shares of capital stock of the Company having a Fair Market Value at the time that the Company or such Restricted Subsidiary becomes obligated to take such action which is a least 15% in excess of the principal amount of such Subordinated Debt, and the Company has entered into a firm commitment underwriting agreement with one or more underwriters, which agreement contains terms and conditions no less favorable to the Company than those generally included in comparable agreements for similarly situated issuers at such time (as determined by the Company in its reasonable judgment), and pursuant to which such underwriters have agreed to purchase capital stock of the Company for an amount sufficient to prepay, redeem or otherwise purchase or acquire all or any part of such Subordinated Debt that is not so converted into such capital stock prior to such prepayment, redemption, purchase or acquisition;

provided that no such action shall be taken and no such notice given during the period beginning on October 3, 1993 and ending on the Determination Date occurring nearest to March 31, 1995, inclusive.

     Nothing set forth in this paragraph 6M shall prevent the Company or any Restricted Subsidiary from purchasing or acquiring any Subordinated Debt in privately negotiated transactions or in open-market transactions if

          (1)  the price paid is less than par plus accrued interest;

          (2) no Default or Event of Default shall exist immediately prior to, or immediately after, such purchase or acquisition; and

          (3) the aggregate amount paid by the Company for all such purchases or acquisitions in any period of twelve consecutive months, which purchases or acquisitions are not otherwise permitted pursuant to this paragraph 6M, shall not exceed $25 million;

provided that the Company will not enter into, or agree to enter into, any such transactions during the period beginning on October 3, 1993 and ending on the Determination Date occurring nearest to March 31, 1995, inclusive.

     6N. Liquidity Coverage. The Company will not permit, on any Determination Date, the Liquidity Coverage to be less than the percentage set forth in the following table opposite such Determination Date, in each case determined as of such Determination Date:

                                 Exhibit A-31

==================================================================================================
    Determination Date                                                               Percentage
- --------------------------------------------------------------------------------------------------
All Determination Dates occurring during the period beginning with                     200%
the Determination Date occurring nearest to June 30, 1993 to and including the Determination Date occurring nearest to September 30, 1993

All Determination Dates occurring during the period beginning with the                 125%
Determination Date occurring nearest to December 31, 1993 to and including the
Determination Date occurring nearest to March 31, 1995
==================================================================================================

                  6O. Restricted Payments. The Company shall not make any Restricted Payments during the period beginning of October 3, 1993 and ending on the Determination Date occurring nearest to March 31, 1995, inclusive.


                  6P. Accounting Period. The Company shall not change the method in which it determines its fiscal year or its fiscal quarters.


                   7.  EVENTS OF DEFAULT.


                   7A. Acceleration. If any of the following events shall occur and be continuing for any reason whatsoever (and whether such occurrence shall be voluntary or involuntary or come about or be effected by operation of law or otherwise):


                       (i) the Company defaults in the payment of any principal of or premium on any Note when the same shall become due, either by the terms thereof or otherwise as provided in this Agreement; or


                       (ii) the Company defaults in the payment of any interest on any Note for more than 5 Business Days after the date due; or


                       (iii) the Company fails to perform or observe any agreement contained in paragraph 6 or paragraph 5C of this Agreement; or


                       (iv) the Company fails to perform or observe any other agreement contained in this Agreement and such failure shall not be remedied within thirty (30) days after any Responsible Officer obtains actual knowledge thereof; or


                       (v) any representation or warranty made by the Company in this Agreement or in any writing furnished in connection with or pursuant to this Agreement shall be false in any material respect on the date as of which made; or


                      (vi)  the Company or any Restricted Subsidiary,


                            (a) defaults in any payment of principal of or interest on any other obligation for money borrowed (or any Capitalized Lease Obligation, any obligation under a conditional sale or other title retention agreement, any obligation issued or assumed as full or partial payment for Property whether or not secured by a purchase money mortgage or any obligation under notes payable or drafts accepted representing extensions of credit, but not any

                                Exhibit A-32
                      obligation in respect of trade credit incurred in the ordinary course of business) beyond any period of grace in effect prior to the occurrence of such default, or


                            (b) fails to perform or observe any other
                      agreement, term or condition contained in any agreement under which any such obligation is created (or if any other event thereunder or under any such agreement shall occur and be continuing)


     and the effect of such failure or other event is to cause, or to permit the holder or holders of such obligation (or a trustee on behalf of such holder or holders) to cause, such obligation to become due prior to any originally stated maturity, or to require that such obligation be repurchased by the Company or any Subsidiary, provided that the aggregate amount of all obligations as to which such a payment default shall occur and be continuing or such a failure or other event causing or permitting acceleration or repurchase shall occur and be continuing exceeds $10,000,000 and provided further that this paragraph 7A(vi) shall not apply to the Specified Debt, so long as the Specified Debt is paid in full within 30 days after it becomes due; or


                (vii) the Company or any Restricted Subsidiary makes an assignment for the benefit of creditors or is generally not paying its debts as such debts become due; or


                (viii) any decree or order for relief in respect of the Company or any Restricted Subsidiary is entered under any bankruptcy, reorganization, compromise, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar law, whether now or hereafter in effect (herein called the "Bankruptcy Law"), of any jurisdiction; or


                (ix)  the Company or any Restricted Subsidiary


                      (a) petitions or applies to any tribunal for, or consents to, the appointment of, or the taking of possession by, a trustee, receiver, custodian, liquidator or similar official of the Company or any Restricted Subsidiary, or of any substantial part of the Property of the Company or any Restricted Subsidiary, or


                      (b) commences a voluntary case under the Bankruptcy Law of the United States or any proceedings (other than proceedings for the voluntary liquidation and dissolution of a Restricted Subsidiary) relating to the Company or any Restricted Subsidiary under the Bankruptcy Law of any other jurisdiction; or


                 (x) any petition or application referred to in paragraph 7A(ix) is filed, or any such proceedings are commenced, against the Company or any Restricted Subsidiary, and the Company or such Restricted Subsidiary by any act indicates its approval thereof, consent thereto, or acquiescence therein, or an order, judgment or decree is entered appointing any such trustee, receiver, custodian, liquidator or similar official, or approving the petition in any such proceedings, and such order, judgment or decree remains unstayed and in effect for more than 60 days; or

                                 Exhibit A-33

                 (xi) any order, judgment or decree is entered in any proceedings against the Company decreeing the dissolution of the Company and such order, judgment or decree remains unstayed and in effect for more than 60 days; or


                  (xii) any order, judgment or decree is entered in any proceedings against the Company or any Restricted Subsidiary decreeing a split-up of the Company or such Restricted Subsidiary that requires the divestiture of assets representing a Substantial Part, or the divestiture of the stock of a Restricted Subsidiary whose assets represent a Substantial Part, of the consolidated assets of the Company and the Restricted Subsidiaries (determined in accordance with generally accepted accounting principles) or that requires the divestiture of assets, or stock of a Restricted Subsidiary, that shall have contributed a Substantial Part of the Consolidated Net Income for any of the three fiscal years then most recently ended, and such order, judgment or decree remains unstayed and in effect for more than 60 days; or


                  (xiii) a final judgment for the payment of money or the transfer of Property in an amount in excess of $5,000,000 (excluding that portion of any such judgment covered by insurance in respect of which coverage is undisputed) is rendered against the Company or any Restricted Subsidiary and, within 60 days after entry thereof, such judgment is not discharged or execution thereof stayed pending appeal, or within 60 days after the expiration of any such stay, such judgment is not discharged or execution thereof stayed pending further appeal;


then


                   (a) if such event is an Event of Default specified in clause (viii), (ix) or (x) of this paragraph 7A with respect to the Company, all of the Notes at the time outstanding shall automatically become immediately due and payable at par together with interest accrued thereon, without presentment, demand, protest or notice of any kind, all of which are hereby waived by the Company,


                   (b) if such event is any other Event of Default, the Required Holders may at their option, by notice in writing to the Company, declare all of the Notes to be, and all of the Notes shall thereupon be and become, immediately due and payable together with interest accrued thereon and together with the Yield-Maintenance Amount, if any, with respect to each Note, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Company, provided that the Yield-Maintenance Amount, if any, with respect to each Note shall be due and payable upon such declaration only if


                        (I) such event is an Event of Default specified in any of clause (i) to clause (vi), inclusive, or clause
                   (xiii) of this paragraph 7A,


                        (II) the Required Holders shall have given to the Company, at least 10 Business Days before such declaration, written notice stating its or their intention so to declare the Notes to be immediately due and payable and identifying one or more such Events of Default whose occurrence on or before the date of such notice permits such declaration and

                                 Exhibit A-34

                       (III) one or more of the Events of Default so identified shall be continuing at the time of such declaration, and


                   (c) if such event is an Event of Default specified in clause (i) or clause (ii) of this paragraph 7A and irrespective of whether the Required Holders shall have declared the Notes to be due and payable pursuant to the foregoing clause (b), any holder of Notes may at its option, by notice in writing to the Company, declare all of the Notes held by such holder to be, and all of such Notes shall thereupon be and become, immediately due and payable together with interest accrued thereon and together with the Yield-Maintenance Amount, if any, with respect to each such Note, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Company.


             7B. Other Remedies. If any Event of Default or Default shall occur and be continuing, the holder of any Note may proceed to protect and enforce its rights under this Agreement and such Note by exercising such remedies as are available to such holder in respect thereof under applicable law, either by suit in equity or by action at law, or both, whether for specific performance of any covenant or other agreement contained in this Agreement or in aid of the exercise of any power granted in this Agreement. No remedy conferred in this Agreement upon the holder of any Note is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to every other remedy conferred in this Agreement or now or hereafter existing at law or in equity or by statute or otherwise.


             7C. Annulment of Acceleration of Notes. If a declaration is made pursuant to paragraph 7A(b) of this Agreement by the Required Holders or paragraph 7A(c) of this Agreement by any holder of Notes, then and in every such case, the Required Holders may, by written instrument filed with the Company, rescind and annul such declaration within 90 days thereafter, and the consequences thereof, provided that at the time such declaration is annulled and rescinded:


                  (i) no judgment or decree shall have been entered for the payment of any moneys due on or pursuant to the Notes or this Agreement;


                  (ii) all arrears of interest upon all the Notes and all
            other sums payable under the Notes and under this Agreement (except any principal of, or interest or premium on, the Notes which shall have become due and payable by reason of such declaration under paragraph 7A(b) or paragraph 7A(c) of this Agreement) shall have been duly paid; and


                  (iii) each and every other Default and Event of Default shall have been waived pursuant to paragraph 11C of this Agreement or otherwise made good or cured,


  and provided further that no such rescission and annulment shall extend to or affect any subsequent Default or Event of Default or impair any right consequent thereon.


             8. REPRESENTATIONS AND WARRANTIES. The Company represents and warrants:

                                 Exhibit A-35

             8A. Corporate Organization and Authority; Compliance with Law. Each of the Company and the Restricted Subsidiaries


                 (i) is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation,


                 (ii) has all legal and corporate power and authority to own and operate its Properties and to carry on its business as now conducted and as presently proposed to be conducted,


                 (iii) has all necessary licenses, certificates and permits to own and operate its Properties and to carry on its business as now conducted and as presently proposed to be conducted, except where the failure to have such licenses, certificates and permits, in the aggregate, would not have a material adverse effect on the business, prospects, Properties or condition (financial or otherwise) of the Company and the Restricted Subsidiaries taken as a whole, or the ability of the Company to perform its obligations set forth in this Agreement and in the Notes,


                  (iv) has duly qualified or has been duly licensed, and is authorized to do business and is in good standing, as a foreign corporation in each jurisdiction where such qualification or authorization is required, except where the failure to be so qualified or licensed and authorized and in good standing, in the aggregate, would not have a material adverse effect on the business, prospects, Properties or condition (financial or otherwise) of the Company and the Restricted Subsidiaries taken as a whole, or the ability of the Company to perform its obligations set forth in this Agreement and in the Notes, and


                 (v) is in compliance with all of its contractual obligations and all laws, ordinances, and governmental rules and regulations to which it is subject, except where the failure so to be in compliance would not have a material adverse effect on the business, prospects, Properties or condition (financial or otherwise) of the Company and the Restricted Subsidiaries taken as a whole, or the ability of the Company to perform its obligations set forth in this Agreement and in the Notes.


             8B.  Conflicting Agreements and Other Matters.


                  (i) Conflict with Notes. Neither the execution nor delivery of this Agreement or the Notes, nor the offering, issuance and sale of the Notes, nor fulfillment of nor compliance with the terms and provisions of this Agreement and of the Notes will conflict with, or result in a breach of the terms, conditions or provisions of, or constitute a default under, or result in any violation of, or result in the creation of any Lien upon any of the Properties of the Company or any of the Restricted Subsidiaries pursuant to, the charter or by-laws of the Company or any of the Restricted Subsidiaries, any award of any arbitrator or any agreement (including any agreement with stockholders), instrument, order, judgment, decree, statute, law, rule or regulation to which the Company or any of the Restricted Subsidiaries is subject.

                                 Exhibit A-36

                  (ii) Restrictions on Debt. Neither the Company nor any of the Restricted Subsidiaries is a party to, or otherwise subject to any provision contained in, any instrument evidencing indebtedness of the Company or such Restricted Subsidiary, any agreement relating to this Agreement or any other contract or agreement (including its charter), in each case relating to Debt in an outstanding aggregate principal amount in excess of $1,000,000, that limits the amount of, or otherwise imposes restrictions on the incurring of, Debt of the Company of the type to be evidenced by the Notes except as set forth in the agreements listed in Annex 2 to this Agreement.


              8C.  Sale is Legal and Authorized; Notes are Enforceable.


                   (i) Sale Is Authorized. Each of the sale of the Notes by the Company and compliance by the Company with all of the provisions of this Agreement and of the Notes is within the corporate powers of the Company.


                   (ii) Notes are Enforceable. The obligations of the Company under this Agreement and the Notes are valid, binding and enforceable in accordance with the terms of this Agreement and the Notes, except that the enforceability of this Agreement and the Notes may be:


                        (a) limited by applicable bankruptcy, reorganization, arrangement, insolvency, moratorium or similar laws affecting the enforcement of creditors' rights generally; and


                        (b)  subject to the availability of equitable remedies.


              8D. Financial Statements. The Company has furnished you with the following financial statements, identified by a principal financial officer of the Company: a consolidated balance sheet of the Company and the Subsidiaries as at December 31 in each of the years 1987 to 1990, inclusive, all certified by Price, Waterhouse & Co.; and consolidated statements of income and cash flows of the Company and the Subsidiaries for each such year, all certified by Price, Waterhouse & Co. Such financial statements (including any related schedules and notes) are true and correct in all material respects (subject, as to interim statements, to changes resulting from audits and year-end adjustments), have been prepared in accordance with generally accepted accounting principles consistently followed throughout the periods involved and show all liabilities, direct and contingent, of the Company and the Subsidiaries required to be shown in accordance with such principles. The balance sheets fairly present the condition of the Company and the Subsidiaries as at the dates thereof, and the statements of income and statements of cash flows fairly present the results of the operations of the Company and the Subsidiaries for the periods indicated.


             8E. Material Adverse Change. Except as set forth in the Supplemental Disclosure Letter, since December 31, 1990, there has been no material adverse change in the business, prospects, Properties or condition (financial or otherwise) of the Company and the Subsidiaries taken as a whole, or in the ability of the Company to perform its obligations set forth in this Agreement and in the Notes.

                                Exhibit A-37

             8F. Actions Pending. Except as set forth in the Supplemental Disclosure Letter or the SEC Documents, there is no action, suit, investigation or proceeding pending or, to the knowledge of the Company, threatened against the Company or any of the Restricted Subsidiaries, or any Properties or rights of the Company or any of the Restricted Subsidiaries, by or before any court, arbitrator or administrative or governmental body that, in the aggregate, if adversely determined, would result in a materially adverse effect on the business, prospects, Properties or condition (financial or otherwise) of the Company and the Restricted Subsidiaries taken as a whole, or the ability of the Company to perform its obligations set forth in this Agreement and in the Notes.


             8G. Outstanding Debt. Neither the Company nor any of the Subsidiaries has outstanding any Debt except as permitted by paragraph
      6 of this Agreement. All Debt with an outstanding principal amount in excess of $1 million is described on Annex 2 to this Agreement. The aggregate principal amount of all other Debt does not exceed $5,000,000.


            8H. Taxes. Each of the Company and the Subsidiaries has filed all Federal, State and other income tax returns and other material tax returns that, to the best knowledge of the officers of the Company, are required to be filed, and each has paid all taxes as shown on such returns and on all assessments received by it to the extent that such taxes have become due, except such taxes as are being contested in good faith by appropriate proceedings for which adequate reserves (to the extent required) have been established in accordance with generally accepted accounting principles.


            8I.  Title to Properties; Patents and Copyrights.


                 (i) Title to Properties. Each of the Company and the Restricted Subsidiaries has good and indefeasible title to its respective real Properties (other than Properties that it leases) and good title to all of its other respective Properties (other than Intellectual Property Rights), including the Properties reflected in the balance sheet as at December 31, 1990 referred to in paragraph 8D of this Agreement (other than Properties disposed of in the ordinary course of business), subject to no Lien of any kind except Liens permitted by paragraph 6D of this Agreement. All leases necessary in any material respect for the conduct of the respective businesses of the Company and the Subsidiaries are valid and subsisting and are in full force and effect. Notwithstanding the foregoing, no representation or warranty is made by the Company in this paragraph 8I(i) with respect to Intellectual Property Rights.


                (ii) Patents and Copyrights. Except as disclosed in the SEC Documents or the Supplemental Disclosure Letter, each of the Company and the Restricted Subsidiaries owns or possesses, or could obtain ownership or possession on terms not materially adverse to the financial condition of the Person so obtaining ownership or possession of, all of the patents, trademarks, service marks, trade names, copyrights, licenses, and rights with respect thereto ("Intellectual Property Rights") necessary for the present and presently planned future conduct of its business, without any known conflict with the rights of others, except where such conflicts, in the aggregate, would not have a material adverse effect on the business, prospects, Properties or condition (financial or otherwise) of the Company and the Restricted Subsidiaries taken as a whole,

                                 Exhibit A-38
            or the ability of the Company to perform its obligations set forth in this Agreement and the Notes.


            8J.  Environmental Compliance.


                 (i) Compliance. Each of the Company and the Subsidiaries has been, since its incorporation, complying with, and, on the Closing Date will be in compliance with, all Environmental Protection Laws in effect in each jurisdiction where it is presently doing business and in which the failure so to comply would have a material adverse effect on the business, prospects, Properties or condition (financial or otherwise) of the Company and the Subsidiaries taken as a whole, or the ability of the Company to perform its obligations under this Agreement and the Notes; and


                 (ii) Liability.Neither the Company nor any of the Subsidiaries is subject to any liability under any Environmental Protection Laws that, in the aggregate, would have a material adverse effect on the business, prospects, Properties or condition (financial or otherwise) of the Company and the Subsidiaries taken as a whole, or the ability of the Company to perform its obligations under this Agreement and the Notes.


            8K. ERISA. No accumulated funding deficiency (as defined in section 302 of ERISA and section 412 of the IRC), whether or not waived, exists with respect to any Pension Plan (other than a Multiemployer Plan). No liability to the PBGC has been or is expected by the Company or any other ERISA Affiliate to be incurred with respect to any Pension Plan (other than a Multiemployer Plan) by the Company or any other ERISA Affiliate that is or would be materially adverse to the business, prospects, Properties or condition (financial or otherwise) of the Company and the Subsidiaries taken as a whole, or the ability of the Company to perform its obligations under this Agreement and the Notes. Neither the Company nor any ERISA Affiliates have incurred or presently expect to incur any withdrawal liability under Title IV of ERISA with respect to any Multiemployer Plan that is or would have a materially adverse effect on the business, prospects, Properties or condition (financial or otherwise) of the Company and the Subsidiaries taken as a whole, or the ability of the Company to perform its obligations under the this Agreement and the Notes. The execution and delivery of this Agreement and the issuance and sale of the Notes will not involve any transaction that is subject to the prohibitions of section 406 of ERISA or in connection with which a tax could be imposed pursuant to section 4975 of the IRC. The representation by the Company in the next preceding sentence is made in reliance upon and subject to the accuracy of your representation in paragraph 9 of this Agreement as to the source of the funds to be used to pay the purchase price of the Notes to be purchased by you.


             8L. No Defaults. No event has occurred and no condition exists that, upon the issue of the Notes, would constitute a Default or an Event of Default. Neither the Company nor any Subsidiary is in violation in any respect of any term of any charter instrument or bylaw and neither the Company nor any Subsidiary is in violation in any material respect of any term in any agreement or other instrument to which it is a party or by which it or any of its Property may be bound, except for violations that, in the aggregate, could not have a materially adverse effect on the business, prospects, Properties or condition (financial or otherwise) of the Company and the Subsidiaries taken as a whole, or the ability of the Company to perform its obligations set forth in this Agreement and in the Notes.

                                 Exhibit A-39

            8M. Regulation G, etc. Neither the Company nor any Subsidiary owns or has any present intention of acquiring any "margin stock" as defined in Regulation G (12 CFR Part 207) of the Board of Governors of the Federal Reserve System ("Margin Stock"), other than incidental amounts thereof which would, in no event, exceed a value of (based on the higher of purchase price or current fair market value) of $5,000,000 and would not cause the Notes to be "indirectly secured" by margin stock, as such term is used in Regulation G. The proceeds of sale of the Notes will be used to fund capital expenditures and for general corporate purposes. None of such proceeds will be used, directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of purchasing or carrying any Margin Stock or for the purpose of maintaining, reducing or retiring any indebtedness that was originally incurred to purchase or carry any stock that is currently a Margin Stock or for any other purpose that might constitute this transaction a "purpose credit" within the meaning of such Regulation G. Neither the Company nor any agent acting on its behalf has taken or will take any action that might cause this Agreement or the Notes to violate Regulation G, Regulation T or any other regulation of the Board of Governors of the Federal Reserve System or to violate the Exchange Act, in each case as in effect now or as the same may hereafter be in effect.


               8N. Offering of Notes. Neither the Company nor any agent acting on its behalf has, directly or indirectly, offered the Notes or any similar Security of the Company for sale to, or solicited any offers to buy the Notes or any similar Security of the Company from, or otherwise approached or negotiated with respect to this Agreement with, any Person other than you, the Other Purchasers, and 59 other institutional investors, and neither the Company nor any agent acting on its behalf has taken or will take any action that would subject the issuance or sale of the Notes to the provisions of section 5 of the Securities Act or to the provisions of any securities or Blue Sky law of any applicable jurisdiction.


               8O. Governmental Consent. Neither the nature of the Company or of any Subsidiary, nor any of their respective businesses or Properties, nor any relationship between the Company or any Subsidiary and any other Person, nor any circumstance in connection with the offering, issuance, sale or delivery of the Notes is such as to require any authorization, consent, approval, exemption or other action by or notice to or filing with any court or administrative or governmental body (other than routine filings after the date of closing with the Securities and Exchange Commission and state Blue Sky authorities) in connection with the execution and delivery of this Agreement, the offering, issuance, sale or delivery of the Notes or fulfillment of or compliance with the terms and provisions of this Agreement or of the Notes (other than any of the foregoing required after the date hereof to comply with the covenants set forth herein but otherwise unrelated to this Agreement or the transactions contemplated hereby).


              8P  Certain Laws.


                  (i) Investment Company Act. The Company is not, and is not directly or indirectly controlled by, or acting on behalf of any Person which is, an "investment company" within the meaning of the Investment Company Act of 1940, as amended.


                  (ii)  Absence of Foreign or Enemy Status.  The Company is not

                                 Exhibit A-40

                   (a) an "enemy" or an "ally of the enemy" within the meaning of Section 2 of the Trading with the Enemy Act, as amended, or any executive orders or regulations issued or promulgated pursuant thereto, or


                    (b) a "national" of any "designated enemy country" as such terms are defined in Executive Order No. 9095, as amended, of the President of the United States of America.


    Neither the issue and sale of the Notes by the Company nor its use of the proceeds thereof as contemplated by this Agreement will violate the Foreign Assets Control Regulations, the Transaction Control Regulations, the Cuban Assets Control Regulations, the Foreign Fund Control Regulations, the Iranian Assets Control Regulations, the Nicaraguan Trade Control Regulations, the South African Transactions Regulations, the Libyan Sanctions Regulations, the Soviet Gold Coin Regulations or the Panamanian Transactions Regulations, of the United States Treasury Department (31 C.F.R., Subtitle B, Chapter V, as amended) or Executive Orders 12722 and 12724 (transactions with Iraq and Executive Orders 12723 and 12725 (transactions with Kuwait).


                (iii) Holding Company Status. The Company is not a "holding company" or an "affiliate" of a "holding company," or a "subsidiary company" of a "holding company," or a "public utility" within the meaning of the Public Utilities Holding Company Act of 1935, as amended.


                (iv) South African Investments Prohibited. None of the transactions contemplated in this Agreement (including without limitation, the use of the proceeds from the sale of the Notes) will violate the Comprehensive Anti-Apartheid Act of 1986, or any rules or regulations promulgated thereunder.


         8Q. Disclosure. The Private Placement Memorandum with respect to the Company, dated January 1991, prepared by J.P. Morgan Securities, Inc., for use in connection with the Company's private placement of the Notes, taken together with the SEC Documents and the Supplemental Disclosure Letter, does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained herein and therein not misleading. There is no fact peculiar to the Company or any of the Subsidiaries that materially adversely affects the business, Properties or condition (financial or otherwise) of the Company and the Subsidiaries taken as a whole, and that has not been set forth in this Agreement or in the other documents, certificates and written statements furnished to you by or on behalf of the Company prior to the date of this Agreement in connection with the transactions contemplated hereby.


         8R. No Unrestricted Subsidiaries. The Company has no Subsidiaries other than Restricted Subsidiaries.


         9. REPRESENTATIONS OF THE PURCHASER. You represent, and in making this sale to you it is specifically understood and agreed, that you are not acquiring the Notes to be purchased by you hereunder with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act, provided that the disposition of your Property shall at all times be and remain within your control. You also represent that no part

                                 Exhibit A-41
   of the funds being used by you to pay the purchase price of the Notes being purchased by you under this Agreement constitutes assets allocated to any separate account maintained by you in which any employee benefit plan, other than employee benefit plans identified on a list that has been furnished by you to the Company, participates to the extent of 10% or more. For the purpose of this paragraph 9, the terms "separate account" and "employee benefit plan" have the respective meanings specified in Section 3 of ERISA.


         10. DEFINITIONS. For the purpose of this Agreement, the following terms shall have the meanings specified with respect to this Agreement below:

         10A. Yield-Maintenance Terms.


             "Adjusted Reinvestment Yield" means, with respect to any Settlement Date, the Reinvestment Yield for such Settlement Date, plus


               (a) zero (0) if such Settlement Date is prior to March 30, 1994, and


               (b) twenty five one-hundredths percent (0.25%) per annum if such Settlement Date is on or after March 30, 1994.


             "Business Day" shall mean any day other than a Saturday, a Sunday or a day on which commercial banks in New York City are required or authorized to be closed.


             "Called Principal" shall mean, with respect to any Note, the principal of such Note that


                    (i) is to be prepaid pursuant to paragraph 4B of this Agreement (any prepayment of less than all the Notes being applied to required payments of principal as provided in paragraph 4A(iii) of this Agreement),


                   (ii) is to be prepaid pursuant to paragraph 4E of this Agreement (any prepayment of less than all the Notes being applied to required payments of principal as provided in paragraph 4A(iii) of this Agreement), or


                   (iii) is declared to be immediately due and payable pursuant to paragraph 7A of this Agreement, as the context requires.

            "Discounted Value" shall mean, with respect to the Called Principal of any Note, the amount obtained by discounting all Remaining Scheduled Payments with respect to such Called Principal from their respective scheduled due dates to the Settlement Date with respect to such Called Principal, in accordance with accepted financial practice and at a discount factor (applied on a semiannual basis) equal to the Adjusted Reinvestment Yield with respect to such Called Principal.


            "Reinvestment Yield" shall mean, with respect to the Called Principal of any Note, the yield to maturity implied by either,

                                 Exhibit A-42

                  (i) the yields reported, as of 10:00 A.M. (New York City time) on the Business Day next preceding the Settlement Date with respect to such Called Principal, on the display designated as "Page 678" on the Telerate Service (or such other display as may replace Page 678 on the Telerate Service) for actively traded U.S. Treasury securities having a maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date, or if such yields shall not be reported as of such time or the yields reported as of such time shall not be ascertainable, then


                  (ii) the Treasury Constant Maturity Series yields reported, for the latest day for which such yields shall have been so reported as of the Business Day next preceding the Settlement Date with respect to such Called Principal, in Federal Reserve Statistical Release H.15 (519) (or any comparable successor publication) for actively traded U.S. Treasury securities having a constant maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date. Such implied yield shall be determined, if necessary, by


                        (a) converting U.S. Treasury bill quotations to bond-equivalent yields in accordance with accepted financial practice, and


                        (b)  interpolating linearly between reported yields.


             "Remaining Average Life" shall mean, with respect to the Called Principal of any Note, the number of years (calculated to the nearest one-twelfth year) obtained by dividing


                   (i)  such Called Principal into


                   (ii)  the sum of the products obtained by multiplying

                        (a) each Remaining Scheduled Payment of such Called Principal (but not of interest thereon) by


                        (b) the number of years (calculated to the nearest one-twelfth (1/12) year) that will elapse between the Settlement Date with respect to such Called Principal and the scheduled due date of such Remaining Scheduled Payment.


              "Remaining Scheduled Payments" shall mean, with respect to the Called Principal of any Note, all payments of such Called Principal and interest thereon that would be due on or after the Settlement Date with respect to such Called Principal if no payment of such Called Principal were made prior to its scheduled due date, assuming, for purposes of calculation, that the rate of interest on the Series A Senior Notes was 8.84% per annum at all times, and that the rate of interest on the Series B Senior Notes was 9.08% per annum at all times


              "Settlement Date" shall mean, with respect to the Called Principal of any Note, the date on which such Called Principal is to be prepaid pursuant to paragraph 4B or




                                Exhibit A-43
       paragraph 4E of this Agreement or is declared to be immediately due and payable pursuant to paragraph 7A of this Agreement, as the context requires.


             "Yield-Maintenance Amount" shall mean, with respect to any Note, an amount equal to the excess, if any, of the Discounted Value of the Called Principal of such Note over the sum of


                     (a)  such Called Principal plus


                     (b) interest accrued thereon as of (including interest due on) the Settlement Date with respect to such Called Principal.


        The Yield-Maintenance Amount shall in no event be less than zero.


        10B.  Other Terms.


             "Acquisition Date" means the date on which the Archive Tender Offer is consummated.


             "Adjusted Consolidated Debt Percentage" means, with respect to any sale of capital stock to which paragraph 6B(iii) applies, the greater of


                     (a)  the lesser of


                          (I) the percentage in effect in accordance with paragraph 6B(ii) in respect of the Determination Date immediately preceding such sale of capital stock, or


                          (II) the percentage determined by dividing the Adjusted Consolidated Debt Amount by the Adjusted Consolidated Tangible Net Worth Amount, in each case determined after giving effect to such sale, or


                     (b)  125%.


       The Adjusted Consolidated Debt Percentage determined by the foregoing calculation shall apply to the first period, as set forth in the table in paragraph 6B(ii) hereof, immediately following the date of the sale of such capital stock. If the Adjusted Consolidated Debt Percentage for such first period is greater than 125%, then the Adjusted Consolidated Debt Percentage in each period succeeding such first period shall be determined by deducting 20 percentage points from the Adjusted Consolidated Debt Percentage determined as herein provided for the immediately preceding period until a period is reached where the Adjusted Consolidated Debt Percentage is reduced to, but not below 125% (the last deduction to arrive at 125% being 20 percentage points or such lesser number of percentage points as is necessary to arrive at 125%). Thereafter, the Adjusted Consolidated Debt Percentage shall be 125%. As used in this definition,

                                Exhibit A-44

                  "Adjusted Consolidated Debt Amount" means, with respect to any sale of capital stock to which paragraph 6B(iii) hereof applies, the Existing Consolidated Debt Amount with respect thereto plus 50% of the Net Cash Proceeds of such sale of capital stock.


                   "Adjusted Consolidated Tangible Net Worth Amount" means,
            with respect to any sale of capital stock to which paragraph 6B(iii) hereof applies, the Existing Consolidated Tangible Net Worth Amount with respect thereto plus 100% of the Net Cash Proceeds of such sale of capital stock.


                   "Existing Consolidated Debt Amount" means, with respect to any sale of capital stock to which paragraph 6B(iii) hereof applies, the amount of Consolidated Debt outstanding on the Determination Date immediately preceding such sale.


                   "Existing Consolidated Tangible Net Worth Amount" means,
            with respect to any sale of capital stock to which paragraph 6B(iii) hereof applies, the amount of Consolidated Tangible Net Worth determined on the Determination Date immediately preceding such sale.


                   "Net Cash Proceeds" means, with respect to any sale of
            capital stock to which paragraph 6B(iii) hereof applies, the net cash proceeds of the sale of such stock of the Company, net of all costs related to the sale thereof, and net of the Fair Market Value of any contingent obligations the Company has assumed with respect to any Person in connection with such sale.


            "Affiliate" means any Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, the Company, except a Restricted Subsidiary. A Person shall be deemed to control a corporation if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such corporation, whether through the ownership of voting securities, by contract or otherwise.


            "Annual Disposition Measurement Period" has the meaning assigned to such term in paragraph 6G(ii)(d)(l) of this Agreement.


             "Arcada Holdings, Inc." means that certain corporation formed, or to be formed, pursuant the Arcada Letter of Intent to act as the holding company for the Company's software disk backup, data management, hierarchical storage management an related applications business.


             "Arcada Letter of Intent" means that certain Letter of Intent, entered into as of December 13, 1993, between Archive, the Company and Quest Development Corporation.


             "Arcada Restricted Subsidiary" means, at any time,


                    (i)  Arcada Holdings, Inc., provided that

                                 Exhibit A-45

                         (a)  at least


                              (I) 65% of the Voting Stock of which, except directors qualifying shares and any shares issued to comply with local ownership legal requirements (provided that such directors qualifying shares and other shares shall not represent in excess of 3% of the outstanding shares of the stock of any class of such Restricted Subsidiary and, after taking such shares into account, the Company shall, directly or indirectly, own a majority of the Voting Stock of such Subsidiary), and


                              (II) 65% of all non-voting stock of every other class of which,


                   is, at such time, owned by the Company either directly or through Restricted Subsidiaries other than Restricted Subsidiaries that qualify as such solely by virtue of this definition of "Arcada Restricted Subsidiary,"


                         (b) Arcada Holdings, Inc. has at such time never been designated an Unrestricted Subsidiary by the Board of Directors pursuant to paragraph 6K of this Agreement, and


                         (c) Arcada Holdings, Inc. qualifies at such time as a Subsidiary, and


                    (ii)  any other Subsidiary of the Company provided that


                         (a) (I) 100% of the Voting Stock of which, except directors qualifying shares and any shares issued to comply with local ownership legal requirements (provided that such directors qualifying shares and other shares shall not represent in excess of 3% of the outstanding shares of the stock of any class of such Restricted Subsidiary and, after taking such shares into account, the Company shall, directly or indirectly, own a majority of the Voting Stock of such Subsidiary), and


                              (II) 100% of all non-voting stock of every other
                         class of which,


               is, at such time, owned by Arcada Holdings, Inc. either directly or through other Restricted Subsidiaries,


                         (b) such Subsidiary has at such time never been designated an Unrestricted Subsidiary by the Board of Directors pursuant to paragraph 6K of this Agreement, and


                         (c) Arcada Holdings, Inc. qualifies at such time as a Restricted Subsidiary.

                                 Exhibit A-46

        Any Subsidiary that qualifies as a Restricted Subsidiary under the definition of "Restricted Subsidiary" in this paragraph 10B without reference to this definition of "Arcada Restricted Subsidiary" shall be deemed to be a Restricted Subsidiary but not an Arcada Restricted Subsidiary.


               "Archive"  means Archive Corporation, a Delaware corporation.



               "Archive Tender Offer" means the offer by the Company for all of the shares of the outstanding capital stock of Archive pursuant to an Offer to Purchase dated November 24, 1992.


               "Asset Disposition Date" has the meaning assigned to such term in paragraph 6G(ii)(d)(l) of this Agreement.


               "Bankruptcy Law" has the meaning assigned to it in paragraph 7A(viii) of this Agreement.


               "Board of Directors" means, at any time, the board of directors of the Company or any committee thereof which, in the instance, shall have the lawful power to exercise the power and authority of such board of directors.


               "Capital Lease" means a lease with respect to which the rental obligation thereunder is a Capitalized Lease Obligation.


               "Capitalized Lease Obligation" means, with respect to any Person, any rental obligation that, under generally accepted accounting principles, is required to be capitalized on the books of such Person, taken at the amount thereof accounted for as indebtedness (net of interest expense) in accordance with such principles.


               "Cash Equivalents"  means


                     (a)  cash,


                     (b) all Investments permitted by subparagraph 6H (i),
              (iii), (vi), (vii), (viii), (ix), (x), (xi) and (xii), and


                     (c) any other Investments which would properly be
              classified as "cash equivalents" in accordance with generally accepted accounting principles.


              "Cash Flow Contribution" means, for any period, in respect of any Property of the Company or a Restricted Subsidiary, the amount of Consolidated Operating Cash Flow fairly attributable to such Property during such period, expressed as a percentage of such Consolidated Operating Cash Flow.


              "Change in Control" means the direct or indirect acquisition by any person (as such term is used in Section 13(d) and Section 14(d)(2) of the Exchange Act), or related persons constituting a group (as such term is used in Rule 13d-5 under the Exchange Act), of

                                 Exhibit A-47

                  (i) beneficial ownership of issued and outstanding shares of Voting Stock of the Company, the result of which acquisition is that such person or such group possesses in excess of 50% of the combined voting power of all then issued and outstanding Voting Stock of the Company, or


                  (ii) the power to elect, appoint, or cause the election or appointment of at least a majority of the members of the Board of Directors.


               "Closing Date" has the meaning assigned to such term in paragraph 2 of this Agreement.


               "Company" has the meaning assigned to such term in the introductory sentence of this Agreement.


               "Competitor" means any Person who, at the time of determination, is commonly known to have a portion of its business in the same line of business as the Company or the Subsidiaries, or is commonly known to be an affiliate of such Person provided, that neither you, any of your affiliates, any Purchaser, any affiliate of any Purchaser, nor any Financial Institution (other than a finance company or a pension plan) shall be deemed to be Competitors.


               "Consolidated Debt" means, at any time, without duplication, the amount of Debt of the Company and the Restricted Subsidiaries outstanding at such time, determined on a consolidated basis.


               "Consolidated Fixed Charges" means, with respect to any period, the greater of zero and the amount of all expenses of the Company and the Restricted Subsidiaries during such period of the following types:


                     (i) interest due on, or with respect to, Consolidated Debt (including, without limitation, interest due on the Notes), amortization of debt discount and expense with respect to Consolidated Debt, and imputed interest on Capitalized Lease Obligations, plus


                     (ii)  Rentals with respect to all leases,


          determined on a consolidated basis in accordance with generally accepted accounting principles; provided that, if the net earnings (or loss) of any Person shall not be taken into account pursuant to clauses (f) or (h) of the definition of "Consolidated Net Income" in determining Consolidated Net Income for any period in respect of which Consolidated Fixed Charges is being determined, all of the foregoing items attributable to such Person for such period shall only be taken into account to the extent that, in the aggregate, they exceed the net earnings of such Person, provided further that, if the net earnings (or loss) of any Person shall not be taken into account pursuant to clauses (c), (d) or (g) of the definition of "Consolidated Net Income" in determining Consolidated Net Income for any period in respect of which Consolidated Fixed Charges is being determined, all of the foregoing items attributable to such Person for such period shall be excluded from Consolidated Fixed Charges for such period.

                                 Exhibit A-48

       As used in this definition,


                   "Rentals" means, with respect to any period, all fixed payments which the lessee is required to make during such period by the terms of any lease of one year or more, but shall not include amounts required to be paid in respect of Capital Leases.


                   "Consolidated Net Income" -- for any fiscal period means net earnings (or loss) after income taxes of the Company and the Restricted Subsidiaries determined on a consolidated basis in accordance with generally accepted accounting principles, but excluding:


                          (a) any gain or loss arising from the sale of capital assets (other than any gain or loss of less than $100,000 from any such sale);


                          (b) any gain or loss arising from any write-up of assets subsequent to December 31, 1990 (other than as a consequence of a physical review of inventory or other assets), any gain arising from the acquisition of any Securities of the Company or any Restricted Subsidiary, or any other extraordinary item;


                          (c) earnings of any Restricted Subsidiary accrued prior to the date it became a Restricted Subsidiary;


                          (d) earnings of any Person, substantially all the assets of which have been acquired in any manner, realized by such other Person prior to the date of such acquisition;


                          (e) net earnings of any Person (other than a Restricted Subsidiary) in which the Company or any Restricted Subsidiary shall have an ownership interest unless such net earnings shall have actually been received by the Company or such Restricted Subsidiary in the form of cash distributions or cancellation of Debt;


                          (f)  any portion of the net earnings of any
                   Restricted Subsidiary that for any reason is unavailable, by law or pursuant to any contractual restriction, for payment of dividends to the Company or any other Restricted Subsidiary;


                          (g) the earnings of any Person to which assets of the Company shall have been sold, transferred or disposed of, or into which the Company shall have merged, prior to the date of such transaction; and


                          (h) any portion of the net earnings of the Company that cannot be converted into United States dollars;


          all determined in accordance with generally accepted accounting principles.

                   "Consolidated Operating Cash Flow" means, for any period,

                                 Exhibit A-49

                         (a)  Consolidated Net Income for such period, plus


                         (b) the aggregate amount of depreciation and amortization accrued for such period by the Company and the Restricted Subsidiaries (to the extent, but only to the extent, each component of such aggregate amount was reflected in the computation of Consolidated Net Income for such period), determined on a consolidated basis.


                  "Consolidated Senior Debt" means, at any time, without duplication, the amount of Senior Debt outstanding at such time, determined on a consolidated basis.


                  "Consolidated Tangible Net Worth" means at any time:


                         (a) the net book value (after deducting related depreciation, obsolescence, amortization, valuation and other proper reserves relating to such assets) at which the Tangible Assets of the Company and all Restricted Subsidiaries would be shown on a consolidated balance sheet at such time prepared in accordance with generally accepted accounting principles (subject to any modification required by the definition of "Tangible Assets" below), but excluding any amount on account of write-ups of assets after December 31, 1990 (other than as a consequence of a physical review of inventory or other assets), at such time, minus


                         (b) the amount at which the liabilities of the Company and the Restricted Subsidiaries would be shown on such balance sheet, and including as liabilities all reserves for contingencies and other potential liabilities (specifically including therein, without limitation, actuarially determined unfunded vested pension liabilities and liabilities in respect of other post-retirement benefits) and all minority interests in Restricted Subsidiaries at such time, all determined in accordance with generally accepted accounting principles (subject to any modification required by the preceding parenthetical expression in this clause (b)), plus


                         (c) if such time is on or after the Determination Date occurring nearest to December 31, 1993, $0, and if such time is prior to such Determination Date,


                              (i) the aggregate amount paid by the Company to Compaq Computer Corporation during the Company's fiscal quarter ended October 3, 1992 for the purchase of outstanding shares of the Company 's common stock owned by Compaq Computer Corporation subject to an aggregate limit of $150 million, plus


                             (ii) following the Acquisition Date, an amount representing intangibles, including goodwill, in an aggregate amount equal, on the relevant date of reference thereto, to the amount specified in the table below opposite the period during which such date occurs:

                                 Exhibit A-50

                             Period                                   Amount
===============================================================================
Acquisition Date to the Determination Date occurring nearest to    $245,000,000
 June 30, 1993, inclusive
===============================================================================
From the date immediately following the Determination Date         $215,000,000
 occurring nearest to June 30, 1993 to the day immediately
 preceding the Determination Date occurring nearest to December
 31, 1993, inclusive
===============================================================================

As used in this definition,


               "Tangible Assets" means all assets (including, without duplication, the capitalized value of any leasehold interest under any Capitalized Lease Obligation) except:


                    (i) the aggregate amount of deferred assets, other than prepaid insurance and prepaid taxes, in excess of $10,000,000;


                    (ii) patents, copyrights, trademarks, trade names, franchises, goodwill and other similar intangible assets;


                    (iii) all Investments made pursuant to paragraph 6H(xx) and any other Investments not permitted by any other provision of paragraph 6H of this Agreement (except that "Tangible Assets" shall include outstanding Investments made pursuant to paragraph 6H(xx) at any time when "Consolidated Tangible Net Worth" is being determined for purposes of determining the amount of Investments which may be made pursuant to such paragraph); and


                    (iv) unamortized debt discount and expense (other than not more than $6,500,000 of unamortized debt expense attributable to the issuance of Debt prior to the date hereof (which expense shall be included in "Tangible Assets").

            "Consolidated Total Assets" means, at any time of determination, the net book value of all assets of the Company and the Restricted Subsidiaries that would be shown on a consolidated balance sheet of the Company and the Restricted Subsidiaries prepared at such time of determination in accordance with generally accepted accounting principles, excluding changes in the net book value of assets resulting from write-ups of assets subsequent to December 31, 1990 (other than as a consequence of a physical review of inventory or other assets).


            "Control Prepayment Date" has the meaning assigned to such term in paragraph 4E(iii) of this Agreement.

                                 Exhibit A-51

            "Debentures" means the 6-3/4% Convertible Subordinated Debentures Due 2001 of the Company issued pursuant to that certain Indenture, dated as of March 1, 1991, between the Company and The First National Bank of Boston, as trustee, and the 6-1/2% Convertible Subordinated Debentures Due 2002 of the Company issued pursuant to that certain Indenture, dated as of March 1, 1992, between the Company and The First National Bank of Boston, as trustee.


            "Debt"  of any Person, at any time, means


                  (i)  indebtedness for money borrowed of such Person;


                  (ii) indebtedness that is secured by any Lien on Property owned by such Person, whether or not the indebtedness secured thereby shall have been assumed by such Person;


                  (iii)  Capitalized Lease Obligations of such Person;


                  (iv) guarantees, endorsements (other than endorsements of negotiable instruments for collection in the ordinary course of business) and other contingent liabilities (whether direct or indirect) of such Person in connection with the obligations, stock or dividends of any other Person, provided that guarantees by such Person of contingent obligations of other Persons shall be excluded from this clause (iv);


                   (v) obligations of such Person under any contract providing for the making of loans, advances or capital contributions to any other Person, or for the purchase of any Property from any other Person, in each case primarily in order to enable such other Person to maintain working capital, net worth or any other balance sheet condition or to pay debts, dividends or expenses, to the extent that such other Person is obligated to maintain such condition or make such payments and has failed to do so;


                   (vi) obligations of such Person under any contract for the purchase of materials, supplies or other Property or services if such contract (or any related document) requires that payment for such materials, supplies or other Property or services shall be made regardless of whether or not delivery of such materials, supplies or other Property or services is ever made or tendered; and


                   (vii) obligations under any other contract which, in legal effect, is substantially equivalent to a guarantee, provided that guarantees by such Person of contingent obligations of other Persons shall be excluded from this clause (vii), all as determined in accordance with generally accepted accounting principles, provided that such items shall only constitute Debt to the extent that, in accordance with generally accepted accounting principles, such items would be (and only to the extent such items would be) included in determining total liabilities as shown on the liability side of the balance sheet of such Person (assuming that such Person were the primary

                                 Exhibit A-52
       obligor in respect of the underlying obligation with respect to any guarantee or other contingent obligation, as contemplated by the next succeeding sentence), provided further that, notwithstanding the foregoing, "Debt" shall not include


               (a)  accrued compensation,


               (b)  taxes payable and deferred taxes,


               (c) trade payables, including intercompany payables in the nature of trade payables,


               (d) any obligations payable, at the option of the obligor, in equity Securities of the obligor,


               (e) any guarantee or contingent liability or obligation with respect to any of the items set forth in the foregoing clauses (a) to
          (d), inclusive or


               (f) obligations of Archive and its Subsidiaries which would otherwise constituting "Debt" hereunder, to the extent that such obligations are repaid in full within 60 days following the Acquisition Date.


     For purposes of computing the amount of any obligation specified in either of the foregoing clauses (iv) and (vii), it shall be assumed that the indebtedness or other obligations which are the subject of such guarantee, endorsement or other contingent liability are direct obligations of the obligor on such guarantee, endorsement or contingent liability (but not in an amount in excess of the maximum liability of such obligor) and, therefore, are of the nature and type of, and bear interest at the rate applicable to, such indebtedness or other obligations.

          "Default" means any of the events specified in paragraph 7 of this Agreement, whether or not there has been satisfied any requirement in connection with such event for the giving of notice, or the lapse of time, or the happening of any further condition, event or act.

          "Determination Date" means the last day of each fiscal quarter of the Company.

          "Environmental Protection Law" means any federal, state, county, regional or local law, statute, or regulation (including, without limitation, CERCLA, RCRA and SARA) enacted in connection with or relating to the protection or regulation of the environment, including, without limitation, those laws, statutes, and regulations regulating the disposal, removal, production, storing, refining, handling, transferring, processing, or transporting of Hazardous Substances, and any regulations, issued or promulgated in connection with such statutes by any Governmental Authority and any orders, decrees or judgments issued by any court of competent jurisdiction in connection with any of the foregoing.

     As used in this definition,

                                 Exhibit A-53

               "CERCLA" means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended from time to time (by SARA or otherwise), and all rules and regulations promulgated in connection therewith;


               "Governmental Authority" means the government of the United States of America, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any such government.


               "Hazardous Substances" has the meaning assigned to such term in 42 U.S.C. Section 9601(14), as amended from time to time.


               "RCRA" means the Resource Conservation and Recovery Act of 1976, as amended, and any rules and regulations issued in connection therewith; and


               "SARA" means the Superfund Amendments and Reauthorization Act of 1986, as amended from time to time, and all rules and regulations promulgated in connection therewith.


          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.


          "ERISA Affiliate" means any corporation or trade or business that


               (a) is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the IRC) as the Company or


               (b) is under common control (within the meaning of Section 414(c) of the IRC) with the Company.


          "Event of Default" means any of the events specified in paragraph 7 of this Agreement, provided that there has been satisfied any requirement in connection with such event for the giving of notice, or the lapse of time, or the happening of any further condition, event or act.


          "Exchange Act" means the Securities Exchange Act of 1934, as amended.


          "Fair Market Value" means, at any time, with respect to any Property, the sale value of such Property that would be realized in an arm's-length sale at such time between an informed and willing buyer, and an informed and willing seller, under no compulsion to buy or sell, respectively.


          "Financial Institution" means (i) any bank, savings bank, savings and loan association or insurance company, (ii) any pension plan or portfolio or investment fund managed or administered by any bank, savings bank, savings and loan association or insurance company, (iii) any investment company owned by any bank, savings bank, savings and loan association or insurance company, or the majority of the shares of

                                 Exhibit A-54
     the capital stock of which are traded on a national securities exchange or in the National Association of Securities Dealers automated quotation system, (iv) any investment banking company, or (v) any finance company.


          "Four Quarter Period" has the meaning assigned to such term in paragraph 6G(ii)(d)(II).


          "Inspection Rights" has the meaning assigned to such term in paragraph 5B of this Agreement.


          "Intellectual Property Rights" has the meaning assigned to such term in paragraph 8I(ii) of this Agreement.


          "Investment" has the meaning assigned to such term in paragraph 6H of this Agreement.


          "IRC" means the Internal Revenue Code of 1986, as amended from time to time, and all rules and regulations promulgated thereunder.


          "Lien" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, any lease in the nature thereof, and the filing of or agreement to give any financing statement under the Uniform Commercial Code of any jurisdiction).


          "Liquidity Coverage" means the ratio (expressed as a percentage) of
     (i) Cash Equivalents, to (ii) Senior Debt of the Company and the Restricted Subsidiaries, in each case determined on a consolidated basis.


          "Margin Stock" has the meaning assigned to such term in paragraph 8M of this Agreement.


          "Material Unrestricted Subsidiaries" shall be deemed to exist with respect to any consolidated financial statement of the Company and the Subsidiaries if the amounts of either revenue or total assets (as the case may be), reflected on such consolidated financial statement vary by more than 10% from the amount of the same item reflected on the same type of consolidated financial statement of the Company and the Restricted Subsidiaries, prepared as of the same date, or covering the same period, as the case may be.


          "Merger Date" means the date on which Archive is merged into Conner Acquisition Corp., a Delaware corporation and a wholly owned Subsidiary of the Company.


          "Multiemployer Plan" means any "multiemployer plan" (as such term is defined in ERISA) in respect of which the Company or any ERISA Affiliate is an "employer" (as such term is defined in ERISA).

                                Exhibit A-55

          "Multiple Employer Pension Plan" means any "employee pension benefit plan" (as such term is defined in ERISA) other than a Multiemployer Plan to which the Company or any ERISA Affiliate and an "employer" (as such term is defined in ERISA) other than an ERISA Affiliate or the Company contribute.


          "Notes" has the meaning assigned to such term in paragraph 1 of this Agreement.


          "Offer Notice" has the meaning assigned to such term in paragraph 4E(ii) of this Agreement.


          "Other Note Agreements" has the meaning assigned to such term in paragraph 2 of this Agreement.


          "Other Purchasers" has the meaning assigned to such term in paragraph 2 of this Agreement.


          "PBGC" means the Pension Benefit Guaranty Corporation, and its successors and assigns.


          "Pension Plans" means any "employee pension benefit plan" (as such term is defined in ERISA) maintained by the Company or any ERISA Affiliate for employees of the Company or such ERISA Affiliate, excluding any Multiemployer Plan, but including, without limitation, any Multiple Employer Pension Plan.


          "Permitted Banks" has the meaning assigned to such term in paragraph 6H(viii)(c) of this Agreement.


          "Permitted Investment" has the meaning assigned to such term in paragraph 6H of this Agreement.


          "Permitted Transferee" means (i) any Financial Institution which is not a Competitor and (ii) any other proposed Transferee consented to in writing by the Company, which consent shall not be unreasonably withheld.


          "Person" means any of an individual, a partnership, a joint venture, a corporation, a trust, an unincorporated organization and a government or any department or agency thereof.


          "Preferred Stock" means, at any time, with respect to any Person, capital stock of such Person that is preferred as to the payment of dividends, or as to the distribution of Property on any voluntary or involuntary liquidation or dissolution of such Person, over any other class of capital stock of such Person (in each case, taken at the greater of its voluntary or involuntary liquidation preference at the time of calculation thereof, but exclusive of accrued dividends) provided that the term "Preferred Stock" shall not include preferred stock issued by Arcada Holdings, Inc. so long as Arcada Holdings, Inc. is a Restricted Subsidiary.

                                 Exhibit A-56

          "Property" means any interest in any kind of property or asset, whether real, personal or mixed, and whether tangible or intangible.


          "Purchase Money Mortgages" means a Lien held by any Person (whether or not the seller of such assets) on tangible Property (other than assets acquired to replace, repair, upgrade or alter tangible Property owned by the Company or any Restricted Subsidiary on the date of this Agreement), provided that such Lien


               (a) secures all or a portion of the related purchase price or construction costs of such assets,


               (b) encumbers only tangible Property, accretions and accessions thereto and any theretofore unimproved real property on which such Property is located (and the proceeds of the disposition thereof) acquired or constructed with the proceeds of the indebtedness secured thereby, and


               (c) is created concurrently with or within one year of the acquisition or substantial completion of construction of such tangible Property.


          "Purchaser" means you and the Other Purchasers.


          "Required Holders" means the holder or holders of more than 50% of the aggregate principal amount of the Notes from time to time outstanding.


          "Responsible Officer" means each of the Chairman of the Board of Directors, the President, any Vice President and the Treasurer of the Company.


          "Restricted Payments" means, in respect of any corporation,


               (a) dividends or other distributions on capital stock of the corporation (except distributions in such capital stock); and


               (b) the redemption or acquisition made by or on behalf of such corporation of such capital stock or of warrants, rights, other options to purchase such stock or securities convertible into or exchangeable for such capital stock (except when solely in exchange for such capital stock) unless made, contemporaneously, from the net proceeds of a sale of such capital stock.


          "Restricted Subsidiary" means, at any time, any of a Subsidiary that is an Arcada Restricted Subsidiary and a Subsidiary


               (i)  at least


                    (a) 80% (a majority in the case of Conner Peripherals Europe or any Subsidiary organized under the laws of Japan, Taiwan or Singapore) of the Voting Stock of which, except directors qualifying shares and any shares issued to comply with local ownership legal

                                 Exhibit A-57
               requirements (provided that such directors qualifying shares and other shares shall not represent in excess of 3% of the outstanding shares of the stock of any class of such Restricted Subsidiary and, after taking such shares into account, the Company shall, directly or indirectly, own a majority of the Voting Stock of such Subsidiary), and


                    (b) 80% of all non-voting stock of every other class, except Preferred Stock, of which,


          is, at such time, owned by the Company either directly or through other Subsidiaries meeting the requirements of clause (i) and clause
          (ii) of this definition, and


               (ii) that has never been designated an Unrestricted Subsidiary by the Board of Directors pursuant to paragraph 6K of this Agreement.


          "Sale/Leaseback Transaction" means any transaction or series of related transactions in which the Company or a Restricted Subsidiary sells or transfers any of its assets to any Person (other than to the Company or to a Restricted Subsidiary) and within one year thereafter rents or leases such transferred Property or substantially similar Property from any Person.


          "Sale/Leaseback Transaction Amount" means, on any date, after giving effect to all Sale/Leaseback Transactions occurring on such date, the greater of


               (a) the present value, discounted at 9% per annum, of all unpaid payment obligations of the Company and the Restricted Subsidiaries in respect of all Sale/Leaseback Transactions in effect on such date, or


               (b) the depreciated purchase price of all Property subject to Sale/Leaseback Transactions at such time, on such date,


          "SEC Documents" means (i) the Company's Annual Report to Shareholders for the fiscal year ended December 31, 1990, (ii) the Company's Annual Report on Form 10-K for such fiscal year, as filed with the Securities and Exchange Commission, and (iii) the Company's Registration Statement on Form S-1 filed with the Securities and Exchange Commission in connection with the issuance and sale of the Debentures.


          "Securities Act" shall mean the Securities Act of 1933, as amended.


          "Security" has the meaning specified in Section 2(1) of the Securities Act.


          "Senior Debt" means, at any time, Debt of the Company outstanding at such time that is not Subordinated Debt, except for Subordinated Debt that the Company has become obligated to prepay, redeem or otherwise purchase or acquire (other than obligations to make mandatory prepayments or mandatory redemptions scheduled at the time of issuance of such Subordinated Debt), and all Debt and Preferred Stock of Restricted Subsidiaries.

                                 Exhibit A-58

          "Senior Debt Prepayments" means, at any time, an optional principal prepayment of Senior Prepayment Debt made in accordance with the following procedure:


               (a) such offer shall be made in writing by the Company, pro rata, to all holders of Senior Prepayment Debt with an outstanding principal amount at such time of at least $1 million, such pro rata portion to be determined on the basis of the principal amount of such Senior Prepayment Debt;


               (b) such offer shall be deemed to be rejected by a holder if not accepted within 30 days of the receipt of such offer by such holder; and


               (c) in the case of the holders of Notes who accept such offer, the prepayment shall be made in conformity with the terms of paragraph 4B of this Agreement, provided that those holders of Senior Prepayment Debt who have accepted such offer shall also be offered promptly in writing a pro rata portion of the amounts in respect of which such offer of prepayment was not accepted, such pro rata portion to be determined on the basis of the principal amount of the Senior Prepayment Debt held by all such accepting holders and provided further that such offer shall be deemed to be rejected by a holder if not accepted within 30 days of the receipt of such offer by such holder.


     Required prepayments of Senior Debt shall not be "Senior Debt Prepayments."


     As used in this definition


               "Senior Prepayment Debt" means, at any time, all Debt for money borrowed owed directly by the Company that is not at such time Subordinated Debt and which, at such time, can be prepaid in whole or in substantial part by the Company.


          "Series A Notes" has the meaning assigned to such term in paragraph 1 of this Agreement.


          "Series B Notes" has the meaning assigned to such term in paragraph 1 of this Agreement.


          "Significant Holder" means


               (i) you or any of your affiliates, so long as you or such affiliate shall hold (or shall be committed under this Agreement to purchase) any Note,


               (ii) during the period on or prior to March 30, 1996 (or such later date as of which all of the Series A Notes shall have been paid in full), any other holder of at least 2% of the aggregate principal amount of the Notes from time to time outstanding which is an immediate transferee of a Purchaser, and any other holder of at least 5% of the aggregate principal amount of the Notes from time to time outstanding and

                                 Exhibit A-59

               (iii) at any time after March 30, 1996 (or such later date as of which the Series A Notes shall have been paid in full), any other holder of at least 5% of the aggregate principal amount of the Notes from time to time outstanding which is an immediate transferee of a Purchaser, and any other holder of at least 10% of the aggregate principal amount of the Notes from time to time outstanding.


          "Specified Debt" means that certain Indebtedness incurred by Conner Peripherals Europe S.p.A., in an aggregate principal amount (expressed in Italian Lire) equivalent to approximately $16,800,000 as of December 22, 1993, and not to exceed such principal amount except as a result of currency fluctuations, plus accrued interest in respect thereof, arising under the following agreements:


               (i) the agreement dated as of December 10, 1991, entered into with Finaosta S.p.A. in the original principal amount of Lire 9,000,000,000,


               (ii) the agreement dated as of December 29, 1992, entered into with Finaosta S.p.A., in the original principal amount of Lire 4,500,000,000,


               (iii) agreement dated as of June 25, 1991, entered into with Finaosta S.p.A., in the original principal amount of Lire 10,000,000,000,


               (iv) agreement dated as of October 31, 1989, entered into with I.M.I. Instituto Mobiliare Italiano and Olivetti System & Network S.r.l., in the original principal amount of Lire 10,350,000,000, and


               (v) agreement dated as of April 30, 1991, entered into with I.M.I. Instituto Mobiliare Italiano and Olivetti System & Network S.r.l., in the original principal amount of Lire 6,400,000,000.


          "Subordinated Debt" means the Debentures and any Debt of the Company that


               (a) is subject to subordination provisions no less favorable to the holders of the Notes than those set forth in the form attached to this Agreement as Annex 4 or other subordination provisions consented to by the Required Holders,


               (b)  has a maturity date of later than March 30, 1998, and


               (c) has a Weighted Average Life to Maturity at any time greater than the Weighted Average Life to Maturity of both of the Series A Notes and the Series B Notes at such time.


     As used in this definition,


               "Weighted Average Life to Maturity" at any time with respect to any indebtedness for borrowed money means the number of years obtained by

                                 Exhibit A-60
          dividing the then Remaining Dollar-Years of such indebtedness by the then outstanding principal amount of such indebtedness.


               "Remaining Dollar-Years" at any time with respect to any indebtedness for borrowed money means the result obtained by


               (a)  multiplying


                    (i) the amount of each then remaining required principal payment (including repayment of principal at final maturity) of such borrowing unpaid immediately prior to such time, by


                    (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such time and the date each such required principal payment is due, and


               (b) calculating the sum of the products obtained in the preceding subsection (a).


          "Subsidiary" means, at any time, any corporation that would be included in the consolidated financial statements of the Company prepared at such time in accordance with generally accepted accounting principles.


          "Subsidiary Stock" means common stock, preferred stock, warrants, stock rights and other securities convertible into common stock and preferred stock, in each case issued by a Subsidiary.


          "Substantial Part" means, when used with respect to assets at any time, more than 10% of consolidated assets of the Company and the Restricted Subsidiaries at such time, and, when used with respect to Consolidated Net Income in respect of any period, more than 10% of Consolidated Net Income for such period.


          "Supplemental Disclosure Letter" means that certain letter addressed to each of the Purchasers, dated as of the Closing Date, executed by the Company and delivered on the Closing Date to each of the Purchasers.


          "Surviving Corporation" has the meaning assigned to such term in paragraph 6G(i)(a)(l) of this Agreement.


          "Three Year Disposition Measurement Period" has the meaning assigned to such term in paragraph 6G(ii)(d)(lll) of this Agreement.


          "Transfer" has the meaning assigned to such term in paragraph 6G(ii) of this Agreement.


          "Transferee" means any direct or indirect transferee of all or any part of any Note purchased by you under this Agreement.

                                 Exhibit A-61

          "Two Year Period" has the meaning assigned to such term in paragraph 5A(iii)(d) of this Agreement.


          "Unrestricted Subsidiary" at any time means a Subsidiary other than a Restricted Subsidiary.


          "Voting Stock" means, with respect to any corporation, any shares of stock of such corporation whose holders are entitled under ordinary circumstances to vote for the election of directors of such corporation (irrespective of whether at the time stock of any other class or classes has or might have such voting power by reason of the happening of any contingency).


          11.  MISCELLANEOUS.


          11A. Note Payments. The Company agrees that, so long as you shall hold any Note, it will make payments of principal thereof and Yield-Maintenance Amount, if any, and interest thereon, that comply with the terms of this Agreement, by wire transfer of immediately available funds for credit to your account or accounts as specified in Annex 1 to this Agreement, or such other account or accounts in the United States as you may designate in writing, notwithstanding any contrary provision in this Agreement or in any Note with respect to the place of payment. You agree that, before disposing of any Note, you will make a notation thereon (or on a schedule attached to this Agreement) of all principal payments previously made thereon and of the date to which interest thereon has been paid. The Company agrees to afford the benefits of this paragraph 11A to any Permitted Transferee that shall have made the same agreement as you have made in this paragraph 11A.


          11B. Expenses. The Company agrees, whether or not the transactions contemplated hereby shall be consummated, to pay, and save you and any Permitted Transferee harmless against liability for the payment of, all out-of-pocket expenses arising in connection with such transactions, including


          (i) all document production and duplication charges and the fees and expenses of any special counsel engaged by you or any Permitted Transferee in connection with this Agreement, the transactions contemplated hereby and any subsequent proposed modification of, or proposed consent under, this Agreement, whether or not such proposed modification shall be effected or proposed consent granted, and


          (ii) the costs and expenses, including attorneys' fees, incurred by you or any Permitted Transferee in enforcing any rights under this Agreement or the Notes or in responding to any subpoena or other legal process issued in connection with this Agreement or the transactions contemplated hereby or by reason of your or any Permitted Transferee's having acquired any Note, including without limitation costs and expenses incurred in any bankruptcy case, but excluding any of the foregoing (including transfer taxes) incurred in connection with the transfer of a Note to a Transferee, except as otherwise provided in paragraph 11D. The

                                 Exhibit A-62
obligations of the Company under this paragraph 11B shall survive the transfer of any Note or portion thereof or interest therein by you or any Transferee and the payment of any Note.


     11C. Consent to Amendments. This Agreement may only be amended, and the Company may only take any action prohibited in this Agreement, or omit to perform any act required in this Agreement to be performed by it, if the Company shall obtain the written consent of the Required Holders to such amendment, action or omission to act except that, without the written consent of the holder or holders of all Notes at the time outstanding, no amendment to this Agreement shall change the maturity of any Note, or change the principal of, or the rate or time of payment of interest or any Yield-Maintenance Amount payable with respect to any Note, or affect the time, amount or allocation of any required prepayments, reduce the proportion of the principal amount of the Notes required with respect to any consent, or otherwise modify paragraph 4 of this Agreement. Each holder of any Note at the time or thereafter outstanding shall be bound by any consent authorized by this paragraph 11C, whether or not such Note shall have been marked to indicate such consent, but any Notes issued thereafter may bear a notation referring to any such consent. No course of dealing between the Company and the holder of any Note nor any delay in exercising any rights hereunder or under any Note shall operate as a waiver of any rights of any holder of such Note. As used in this Agreement and in the Notes, the term "this Agreement" and references to this Agreement shall mean this Agreement as it may from time to time be amended or supplemented.


     11D. Form, Registration, Transfer and Exchange of Notes; Lost Notes.


          (i) Form, Registration, Transfer and Exchange of Notes. The Notes are issuable as registered notes without coupons in denominations of at least Five Hundred Thousand Dollars ($500,000), except as may be necessary to reflect any principal amount not evenly divisible by Five Hundred Thousand Dollars ($500,000). The Company shall keep at its principal office a register in which the Company shall provide for the registration of Notes and of transfers of Notes. Upon surrender for registration of transfer of any Note at the principal office of the Company, the Company shall, at its expense, execute and deliver one or more new Notes of like tenor and of a like aggregate principal amount, registered in the name of such transferee or transferees. At the option of the holder of any Note, such Note may be exchanged for other Notes of like tenor and of any authorized denominations, of a like aggregate principal amount, upon surrender of the Note to be exchanged at the principal office of the Company. Whenever any Notes are so surrendered for exchange, the Company shall, at its expense, execute and deliver the Notes that the holder making the exchange is entitled to receive. Every Note surrendered for registration of transfer or exchange shall be duly endorsed, or be accompanied by a written instrument of transfer duly executed, by the holder of such Note or such holder's attorney duly authorized in writing. Any Note or Notes issued in exchange for any Note or upon transfer thereof shall carry the rights to unpaid interest and interest to accrue that were carried by the Note so exchanged or transferred, so that neither gain nor loss of interest shall result from any such transfer or exchange.


          (ii) Lost Notes. Upon receipt of written notice from the holder of any Note of the loss, theft, destruction or mutilation of such Note and, in the case of any such

                                 Exhibit A-63
     loss, theft or destruction, upon receipt of such holder's unsecured indemnity agreement (provided that the Company may require security in the case of a holder which is not a Financial Institution), or in the case of any such mutilation upon surrender and cancellation of such Note, the Company will make and deliver a new Note, of like tenor, in lieu of the lost, stolen, destroyed or mutilated Note at the expense of such holder.


          (iii) Limitation on Transfer. No holder of Notes shall assign, sell, transfer, negotiate, or otherwise dispose of all or any of its Notes, or any part thereof, unless


               (a) the principal amount of Notes so assigned, sold, transferred, negotiated or disposed of is not less than the lesser of One Million Dollars or an amount equal to such holder's entire holding of Notes, and


               (b)  the Transferee is a Permitted Transferee.


     11E. Persons Deemed Owners; Participations. Prior to due presentment for registration of transfer, the Company may treat the Person in whose name any
Note is registered as the owner and holder of such Note for the purpose of receiving payment of principal of and Yield-Maintenance Amount, if any, and interest on such Note and for all other purposes whatsoever, whether or not such Note shall be overdue, and the Company shall not be affected by notice to the contrary. Subject to the preceding sentence, the holder of any Note may from time to time grant participations in all or any part of such Note to any Person on such terms and conditions as may be determined by such holder in its sole and absolute discretion, provided, that the Company shall have no obligations to any such participant by virtue of its having acquired a participation in all or part of any Note.


     11F. Survival of Representations and Warranties; Entire Agreement. All representations and warranties contained in this Agreement or made in writing by or on behalf of the Company in connection herewith shall survive the execution and delivery of this Agreement and the Notes, the transfer by you of any Note or portion thereof or interest therein and the payment of any Note, and may be relied upon by any Permitted Transferee, regardless of any investigation made at any time by or on behalf of you or any Permitted Transferee. Subject to the preceding sentence, this Agreement (together with the Annexes and Exhibits hereto and the Supplemental Disclosure Letter) and the Notes embody the entire agreement and understanding between you and the Company and supersede all prior agreements and understandings relating to the subject matter of this Agreement.


     11G. Successors and Assigns. All covenants and other agreements in this Agreement contained by or on behalf of either of the parties to this Agreement shall bind and inure to the benefit of the respective successors and permitted assigns of the parties to this Agreement (including, without limitation, any Permitted Transferee) whether so expressed or not.


     11H. Disclosure to Other Persons. The Company acknowledges that the holder of any Note may deliver copies of any financial statements and other documents delivered to such holder, and disclose any other information disclosed to such holder, by or on behalf of the Company or any Subsidiary in connection with or pursuant to this Agreement to

                                 Exhibit A-64

          (i) such holder's directors, officers, employees, agents and professional consultants,


          (ii) any other holder of any Note,


          (iii) any Permitted Transferee to which such holder offers to sell such Note or any part thereof,


          (iv) any Permitted Transferee to which such holder sells or offers to sell a participation in all or any part of such Note,


          (v) any federal or state regulatory authority having jurisdiction over such holder,


          (vi) the National Association of Insurance Commissioners or any similar organization, or


          (vii) any other Person to which such delivery or disclosure may be necessary


               (a) to comply with any law, rule, regulation or order applicable to such holder,


               (b)  to respond to any subpoena or other legal process,


               (c) in connection with any litigation to which such holder is a party, or


               (d)  in order to protect such holder's investment in such Note.


You agree, and each Permitted Transferee by purchasing a Note agrees, that any information concerning the Company or the Subsidiaries that has been supplied to you or to such Permitted Transferee, as the case may be, by the Company or the Subsidiaries and identified in writing by the Company as confidential which is not, at the time supplied to you or to such Permitted Transferee, as the case may be, information available to the public, shall be treated as confidential by you or such Permitted Transferee, as the case may be, in accordance with the procedures and standards that you or such Permitted Transferee, as the case may be, generally apply to information of a confidential nature.


     11I. Notices. All written communications provided for under this Agreement shall be sent by first class mail or nationwide overnight delivery service (with charges prepaid) and


          (i) if to you, addressed to you at the address specified for such communications in the Purchaser Schedule to this Agreement, or at such other address as you shall have specified to the Company in writing,


          (ii) if to any other holder of any Note, addressed to such other holder at such address as such other holder shall have specified to the Company in writing or, if any such other holder shall not have so specified an address to the Company, then addressed to such other holder in care of the last holder of such Note that shall have so specified an address to the Company, and

                                 Exhibit A-65

          (iii) if to the Company, addressed to it at 3081 Zanker Road, San Jose, California 95134, Attention: Treasurer, or at such other address as the Company shall have specified to the holder of each Note in writing so long as such office is located in the United States of America; provided that any such communication to the Company may also, at the option of the holder of any Note, be delivered by hand to the Senior Vice President, Financial or Treasurer (or an equivalent officer) of the Company. Any notice described in this paragraph 11I shall be deemed given only upon receipt.


     11J. Descriptive Headings. The descriptive headings of the several paragraphs of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.


     11K. Governing Law. This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York.


     11L. Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.


[Remainder of page intentionally blank.  Next page is signature page.]

                                 Exhibit A-66

     If you are in agreement with the foregoing, please sign the form of acceptance on the enclosed counterpart of this letter and return the same to the Company, whereupon this letter shall become a binding agreement between you and the Company.

                                    Very truly yours,

                                    CONNER PERIPHERALS, INC.



                                    By
                                      ----------------------------

                                         Name:

                                         Title:

The foregoing Agreement is hereby
accepted as of the date first above written.

[NAME OF PURCHASER]



By
  --------------------------

     Name:

     Title:






[Signature page of the NOTE AGREEMENT dated as of March 29, 1991 of CONNER PERIPHERALS, INC. in respect of $80,000,000 in aggregate principal amount of its Series A Senior Notes Due March 30, 1996, and $25,000,000 in aggregate principal amount of its Series B Senior Notes Due March 30, 1998].

                                                                      EXHIBIT A1
                                                              TO AMENDMENT NO. 5


                   AMENDED AND RESTATED SERIES A SENIOR NOTE


                           CONNER PERIPHERALS, INC.


                    Series A Senior Note Due March 30, 1996




No. RA-                                                           [Closing Date]
$________                                                       PPN: 208108 A@ 9


          FOR VALUE RECEIVED, the undersigned, CONNER PERIPHERALS, INC. (herein called the "Company"), a corporation organized and existing under the laws of the State of Delaware, hereby promises to pay to ______ or registered assigns, the principal sum of ______ DOLLARS ($______) on March 30, 1996 with interest (computed on the basis of a 360-day year of twelve 30-day months) (a) on the unpaid balance thereof at the rate of eight and eighty-four one-hundredths percent (8.84%) per annum from April 1, 1991 until September 30, 1993, inclusive, nine and thirty-four one-hundredths percent (9.34%) per annum from October 1, 1993 until March 31, 1995, inclusive, and eight and eighty-four one-hundredths percent (8.84%) per annum on and after April 1, 1995 and to pay, as additional interest, over and above the foregoing rates of interest, interest at a rate of forty one-hundredths percent (0.40%) per annum at any time on and after October 1, 1993 when this Note does not have at such time an Acceptable Rating, in each case payable semi-annually on the thirtieth (30th) day of March and September in each year commencing with the later of September 30, 1991 or the interest payment date next succeeding the date hereof, until the principal hereof shall have become due and payable, and (b) on any overdue payment (including any overdue prepayment) of principal, any overdue payment of Yield-Maintenance Amount (as defined in the Note Agreement referred to below) and, to the extent permitted by applicable law, any overdue payment of interest, payable semiannually as aforesaid (or, at the option of the registered holder hereof, on demand), at a rate per annum from time to time equal to the greater of (i) the per annum rate of interest that is payable at such time on this Note as provided above (including any additional interest payable as provided above) plus two percent (2%) per annum, or (ii) the rate of interest publicly announced by Morgan Guaranty Trust Company of New York from time to time in New York City as its Prime Rate.


          Payments of principal, Yield-Maintenance Amount, if any, and interest are to be made as provided in the Purchaser Schedule attached as Annex 1 to the Note Agreement referred to below or at such other place as the holder hereof shall designate to the Company, in writing, in lawful money of the United States of America.


          This Note is one of a series of Series A Senior Notes (herein called the "Notes") issued pursuant to separate identical Note Agreements, each dated as of March 29, 1991 (collectively, as amended from time to time, the "Note Agreement"), between the Company

                                 EXHIBIT A1-1
and the respective original purchasers of the Notes named in the Purchaser Schedule attached thereto as Annex 1, and the holder hereof is entitled to the benefits and subject to the provisions thereof. As provided in the Note Agreement, this Note is subject to prepayment in whole or from time to time in part, in certain cases without a Yield-Maintenance Amount and in other cases with a Yield-Maintenance Amount, as specified in the Note Agreement.


          This Note is a registered Note and, as provided in the Note Agreement, upon surrender of this Note for registration of transfer, duly endorsed, or accompanied by a written instrument of transfer duly executed, by the registered holder hereof or such holder's attorney duly authorized in writing, a new Note for a like principal amount will be issued to, and registered in the name of, the transferee. Prior to due presentment for registration of transfer, the Company may treat the person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Company shall not be affected by any notice to the contrary.


          The Company agrees to make prepayments of principal on the dates and in the amounts specified in the Note Agreement.


          In case an Event of Default, as defined in the Note Agreement, shall occur and be continuing, the principal of this Note may be declared or otherwise become due and payable in the manner and with the effect provided in the Note Agreement.


          THIS NOTE IS INTENDED TO BE PERFORMED IN THE STATE OF NEW YORK AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAW OF SUCH STATE, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.


                                                        CONNER PERIPHERALS, INC.



                                                        By:
                                                           --------------------

                                                            Name:

                                                            Title:

                                Exhibit A1-2

                                                                      EXHIBIT A2
                                                              TO AMENDMENT NO. 5


                   AMENDED AND RESTATED SERIES B SENIOR NOTE


                           CONNER PERIPHERALS, INC.


                    Series B Senior Note Due March 30, 1998



No. RB-                                                           [Closing Date]
$________                                                       PPN: 208108 A# 7


          FOR VALUE RECEIVED, the undersigned, CONNER PERIPHERALS, INC. (herein called the "Company"), a corporation organized and existing under the laws of the State of Delaware, hereby promises to pay to ______ or registered assigns, the principal sum of ______ DOLLARS ($______) on March 30, 1998, with interest (computed on the basis of a 360-day year of twelve 30-day months) (a) on the unpaid balance thereof at the rate of nine and eight one-hundredths percent (9.08%) per annum from April 1, 1991 until September 30, 1993, inclusive, nine and fifty-eight one-hundredths percent (9.58%) per annum from October 1, 1993 until March 31, 1995, inclusive, and nine and eight one-hundredths percent (9.08%) per annum on and after April 1, 1995 and to pay, as additional interest, over and above the foregoing rates of interest, interest at a rate of forty one-hundredths percent (0.40%) per annum at any time on and after October 1, 1993 when this Note does not have at such time an Acceptable Rating, in each case payable semi-annually on the thirtieth (30th) day of March and September in each year commencing with the later of September 30, 1991 or the interest payment date next succeeding the date hereof, until the principal hereof shall have become due and payable, and (b) on any overdue payment (including any overdue prepayment) of principal, any overdue payment of Yield-Maintenance Amount (as defined in the Note Agreement referred to below) and, to the extent permitted by applicable law, any overdue payment of interest, payable semiannually as aforesaid (or, at the option of the registered holder hereof, on demand), at a rate per annum from time to time equal to the greater of (i) the per annum rate of interest that is payable at such time on this Note as provided above (including any additional interest payable as provided above) plus two percent (2%) per annum, or (ii) the rate of interest publicly announced by Morgan Guaranty Trust Company of New York from time to time in New York City as its Prime Rate.


          Payments of principal, Yield-Maintenance Amount, if any, and interest are to be made as provided in the Purchaser Schedule attached as Annex 1 to the Note Agreement referred to below or at such other place as the holder hereof shall designate to the Company, in writing, in lawful money of the United States of America.


          This Note is one of a series of Series B Senior Notes (herein called the "Notes") issued pursuant to separate identical Note Agreements, each dated as of March 29, 1991 (collectively, as amended from time to time, the "Note Agreement"), between the Company

                                Exhibit A2-3
and the respective original purchasers of the Notes named in the Purchaser Schedule attached thereto as Annex 1, and the holder hereof is entitled to the benefits and subject to the provisions thereof. As provided in the Note Agreement, this Note is subject to prepayment in whole or from time to time in part, in certain cases without a Yield-Maintenance Amount and in other cases with a Yield-Maintenance Amount, as specified in the Note Agreement.


          This Note is a registered Note and, as provided in the Note Agreement, upon surrender of this Note for registration of transfer, duly endorsed, or accompanied by a written instrument of transfer duly executed, by the registered holder hereof or such holder's attorney duly authorized in writing, a new Note for a like principal amount will be issued to, and registered in the name of, the transferee. Prior to due presentment for registration of transfer, the Company may treat the person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Company shall not be affected by any notice to the contrary.


          The Company agrees to make prepayments of principal on the dates and in the amounts specified in the Note Agreement.


          In case an Event of Default, as defined in the Note Agreement, shall occur and be continuing, the principal of this Note may be declared or otherwise become due and payable in the manner and with the effect provided in the Note Agreement.


          THIS NOTE IS INTENDED TO BE PERFORMED IN THE STATE OF NEW YORK AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAW OF SUCH STATE, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.


                                                        CONNER PERIPHERALS, INC.



                                                        By:____________________

                                                            Name:

                                                            Title:

                                 Exhibit A2-4

                                                                       EXHIBIT B
                                                              TO AMENDMENT NO. 5


                             CERTIFICATE OF CLOSING


                                                               December 22, 1993



Conner Peripherals, Inc.
3081 Zanker Road
San Jose, CA 95134
Attn: Mr. P. Jackson Bell



          Reference is made to that certain Fifth Amendment, dated as of December 22, 1993, in respect of those certain separate Note Agreements dated as of March 29, 1991, as amended through December 21, 1993, between Conner Peripherals, Inc. and the person identified therein as Purchaser, in respect of Conner Peripherals, Inc.'s Series A Senior Notes due March 30, 1996 and its Series B Senior Notes due March 30, 1998. In accordance with Section 4 of the Fifth Amendment, the undersigned hereby notify you that the conditions precedent set forth in such Section 4 have been satisfied.



THE PRUDENTIAL INSURANCE COMPANY OF AMERICA



By:______________________

      Name:

      Title:

Certificate of Closing
December 22, 1993
Page 2


PRINCIPAL MUTUAL LIFE INSURANCE COMPANY



By:________________________

     Name:

     Title:



By:________________________

     Name:

     Title:



CIG & CO.
c/o CIGNA Investments, Inc.




 By:_______________________

     Name:

     Title:



GENERAL AMERICAN LIFE INSURANCE COMPANY



By:_________________________

     Name:

     Title: